Exhibit 2.1

EXECUTION COPY

AGREEMENT AND PLAN OF MERGER

by and among

ARGON ST, INC.,
a Delaware Corporation,

Argon ST Merger Sub, Inc.,
a Delaware Corporation

and

SAN DIEGO RESEARCH CENTER, INCORPORATED,
a Delaware Corporation

LINDSEY MCCLURE, THOMAS SEAY AND HARRY B. LEE, TRUSTEE OF THE HBL AND BVL TRUST,
as Principal Stockholders

and

LINDSEY MCCLURE, as Stockholders Representative

Dated as of

June 9, 2006

TABLE OF CONTENTS

Page

ARTICLE I THE MERGER		1
1.1.	The Merger	1
1.2.	Closing; Effective Time	2
1.3.	Effect of the Merger	2
1.4.	Certificate of Incorporation; Bylaws	2
1.5.	Directors and Officers	2
1.6.	Taking of Necessary Action; Further Action	2

ARTICLE II MERGER CONSIDERATION; CONVERSION OF SECURITIES
EXCHANGE OF CERTIFICATES		3
2.1.	Total Merger Consideration	3
2.2.	Conversion of SDRC Stock	3
2.3.	Cancellation of Shares	4
2.4.	Stock Options, Bonuses	4
2.5.	Dissenting Shares	4
2.6.	Closing Balance Sheet	5
2.7.	Stockholders Representative	5

ARTICLE III REPRESENTATIONS AND WARRANTIES OF SDRC AND
PRINCIPAL STOCKHOLDERS		7
3.1.	Organization, Standing and Power	8
3.2.	Capital Structure	8
3.3.	Authority	9
3.4.	Financial Statements	9
3.5.	Absence of Certain Changes	10
3.6.	Absence of Undisclosed Liabilities	11
3.7.	Litigation	11
3.8.	Governmental Authorization	11
3.9.	Title	12
3.10.	Intellectual Property	12
3.11.	Environmental Matters	14
3.12.	Taxes	16
3.13.	Employee Benefit Plans	17
3.14.	Certain Agreements Not Affected by the Merger	19
3.15.	Employee Matters	20
3.16.	Interested Party Transactions	20
3.17.	Insurance	20
3.18.	Compliance with Laws	21
3.19.	Minute Books	21
3.20.	Complete Copies of Materials	21
3.21.	Broker’s and Finders’ Fees	21
3.22.	Vote Required	21
3.23.	Stockholders Agreements	21
3.24.	Board Approval	21
3.25.	Accounts Receivable	21
3.26.	Material Contracts	22
3.27.	Transactions with Certain Persons	23
3.28.	Third-Party Consents	23
3.29.	Government Audits	23
3.30.	Organizational Conflicts of Interest	23
3.31.	Bank Accounts	24
3.32.	Government Contracts	24
3.33.	Permits	26
3.34.	Certain Loans and Other Transactions	26
3.35.	Representations Complete	27
ARTICLE IV REPRESENTATIONS AND WARRANTIES OF ACQUIROR		27
4.1.	Organization, Standing and Power	27
4.2.	Authority	27
4.3.	Broker’s and Finders’ Fees	28
ARTICLE V CONDUCT PRIOR TO THE EFFECTIVE TIME		28
5.1.	Conduct of Business of SDRC	28
5.2.	Covenants of SDRC	28
ARTICLE VI ADDITIONAL AGREEMENTS		30
6.1.	No Solicitation	30
6.2.	Retention Agreements and Consulting Agreements	30
6.3.	Access to Information	31
6.4.	Confidentiality; Public Announcements	31
6.5.	Consents; Cooperation	31
6.6.	Legal Requirements	31
6.7.	Escrow Agreement	32
6.8.	Expenses	32
6.9.	Public Announcement	32
6.10.	Further Assurances	32
6.11.	Retention Bonuses	32
6.12.	Options	32
6.13.	Line of Credit	32
6.14.	Tail on D&O Insurance	32
6.15.	Consent and Proxy	32
6.16.	Corporate Records	34
6.17.	FIRPTA	35
ARTICLE VII CONDITIONS TO THE MERGER; CLOSING DOCUMENTS		35
7.1.	Conditions to Obligations of Each Party to Effect the Merger	35
7.2.	Additional Conditions to Obligations of SDRC	35
7.3.	Additional Conditions to the Obligations of Acquiror and Merger Sub	36
7.4.	Documents to be Delivered by SDRC, Principal Stockholders and
	Stockholders Representative	37
ARTICLE VIII TERMINATION, AMENDMENT AND WAIVER		39
8.1.	Termination	39
8.2.	Effect of Termination	40
8.3.	Amendment	40
8.4.	Extension; Waiver	40
ARTICLE IX ESCROW AND INDEMNIFICATION		40
9.1.	Escrow Fund	40
9.2.	Indemnification	41
9.3.	Exclusive Remedy	42
9.4.	Damages Thresholds	42
9.5.	Escrow Period	42
9.6.	Claims upon Escrow Fund	42
9.7.	Objections to Claims	43
9.8.	Resolution of Conflicts; Arbitration	43
9.9.	Third-Party Claims	44
9.10.	No Claims Based on Consented Breaches	45
9.11.	Adjustment to Purchase Price	45
ARTICLE X GENERAL PROVISIONS		45
10.1.	Survival of Representations, Warranties and Agreements	45
10.2.	Notices	45
10.3.	Interpretation	46
10.4.	Counterparts	46
10.5.	Entire Agreement; Nonassignability; Parties in Interest	46
10.6.	Severability	47
10.7.	Remedies Cumulative	47
10.8.	Governing Law	47
10.9.	Rules of Construction	47
10.10.	Index of Definitions	47

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made and entered into as of June 9, 2006, by and among Argon ST, Inc., a Delaware corporation (“Acquiror”), Argon ST Merger Sub, Inc., a Delaware corporation (“Merger Sub”), San Diego Research Center, Incorporated, a Delaware corporation (“SDRC”), those principal stockholders of SDRC set forth on the signature page hereto (the “Principal Stockholders”), and Lindsey McClure, as a representative of the Stockholders.

R E C I T A L S:

WHEREAS, the boards of directors of Acquiror, Merger Sub and SDRC have determined that it is advisable and in the best interests of their respective companies and stockholders to enter into a business combination by means of the merger of Merger Sub with and into SDRC (the “Merger”) and have approved and adopted this Agreement;

WHEREAS, pursuant to the Merger, among other things, the outstanding shares of, and rights to acquire, capital stock of SDRC (“SDRC Stock”) shall be canceled in return for the cash payment described in Section 2.2 hereof;

WHEREAS, the board of directors of SDRC has determined that the Merger is in the best interests of SDRC’s stockholders (the “Stockholders”) and has recommended approval and adoption of this Agreement by the Stockholders; and

WHEREAS, upon the terms and subject to the conditions of this Agreement and in accordance with the Delaware General Corporation Law (“DGCL”), Acquiror will acquire all of the SDRC Stock through the merger of Merger Sub with and into SDRC; and

A G R E E M E N T:

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Agreement, the receipt and sufficiency of which is hereby acknowledged, and intending to be legally bound hereby, the parties hereto agree as follows:

ARTICLE I
THE MERGER

1.1. The Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the DGCL, Merger Sub shall be merged with and into SDRC. As a result of the Merger, the separate corporate existence of Merger Sub shall cease and SDRC shall continue as the surviving corporation of the Merger (the “Surviving Corporation”), as a wholly owned subsidiary of Acquiror.

1.2. Closing; Effective Time. The closing of the transactions contemplated hereby (the "Closing”) shall take place as promptly as practicable after the satisfaction or, if permissible, waiver of the conditions set forth in Article VII hereof or at such other time as the parties hereto agree (the “Closing Date”). The Closing shall take place at the offices of Richard W. Sweat, Esq. or such other location or in such manner (such as exchange of faxed signature pages with hard copies to follow, wire transfers, etc.) as the parties hereto agree. In connection with the Closing, the parties hereto shall cause the Merger to be consummated by filing a certificate of merger substantially in the form attached hereto as Exhibit A (the “Certificate of Merger”) with the Secretary of State of the State of Delaware, executed in accordance with the relevant provisions of the DGCL (the date and time of such filing, or such other date and time specified in such filing for the effective time, being the “Effective Time”).

1.3. Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in this Agreement, the Certificate of Merger and the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, powers and franchises of Merger Sub and SDRC shall vest in the Surviving Corporation, and all debts, liabilities and duties of Merger Sub and SDRC shall become the debts, liabilities and duties of the Surviving Corporation.

1.4. Certificate of Incorporation; Bylaws. At the Effective Time, the Certificate of Incorporation of Merger Sub, as in effect immediately prior to the Effective Time and as may be amended by the Certificate of Merger shall be the Certificate of Incorporation of the Surviving Corporation until thereafter amended. The Bylaws of Merger Sub, as in effect immediately prior to the Effective Time, shall be the Bylaws of the Surviving Corporation until thereafter amended.

1.5. Directors and Officers. The directors of Merger Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation, each to hold office in accordance with the Certificate of Incorporation and Bylaws of the Surviving Corporation, and the officers of the Merger Sub immediately prior to the Effective Time shall be the officers of the Surviving Corporation, in each case until their respective successors are duly elected or appointed and qualified.

1.6. Taking of Necessary Action; Further Action. If, at any time after the Effective Time, the Surviving Corporation shall consider or be advised that any deeds, bills of sale, assignments, assurances, or any other actions or things are necessary or desirable to vest, perfect or confirm, of record or otherwise, in the Surviving Corporation its rights, title or interest in, to or under any of the rights, properties or assets of either Merger Sub or SDRC acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger or otherwise to carry out this Agreement, the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of each of Merger Sub and SDRC, all such deeds, bills of sale, assignments and assurances and to take and do, in the name and on behalf of each of Merger Sub and SDRC or otherwise, all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title and interest in, to and under such rights, properties or assets of the Surviving Corporation or otherwise to carry out this Agreement.

ARTICLE II
MERGER CONSIDERATION; CONVERSION
OF SECURITIES; EXCHANGE OF CERTIFICATES

2.1. Total Merger Consideration. Subject to the terms and conditions of this Agreement, the total aggregate consideration to be paid by Acquiror pursuant to the Merger shall consist of a payment in immediately available U.S. funds in the amount of Forty-One Million Dollars ($41,000,000), minus the Transaction Expenses (“Merger Consideration”), to be paid to SDRC’s Equity Holders at the Effective Time. A portion of the Merger Consideration payable to the Equity Holders shall be subject to the escrow and indemnification provisions of Article IX hereof. For purposes of this Agreement, “Equity Holders” shall mean any holder of SDRC Stock or options, whether or not vested, to acquire Common Stock, and “Transaction Expenses” shall mean the aggregate of (i) the out of pocket expenses payable as of the Closing by SDRC in connection with the consummation of the transactions contemplated hereby to any legal counsel, accountants, investment bankers, or consultants, including, without limitation, the collective amount payable by SDRC to Richard W. Sweat, Esq., Headwaters MB and the Company’s accountant as of the Closing plus (ii) the Expense Funds and Special Claims Funds plus (iii) any transfer, sale, use, stamp, conveyance, value added, recording, registration, documentary, filing and other non-income Taxes and administrative and filing fees arising in connection with the consummation of the Merger and payable by SDRC or the Surviving Corporation plus (iv) all amounts payable by SDRC in any way related to (A) the issuance, repurchase or termination of options to acquire capital stock of SDRC, (B) the stock option plans of SDRC and (C) the preparation and filing of both corporate and individual Tax Returns related to the stock option plans of SDRC; provided, however, that for all expenses described in item (i) above, Acquiror shall pay an aggregate amount of Five Hundred Thousand Dollars ($500,000), and any excess thereof shall be paid solely by Equity Holders; provided, further, that Acquiror shall pay up to Fifty Thousand Dollars ($50,000) of the cost of the “tail” coverage for SDRC’s Directors’ and Officers’ Insurance Policy described in Section 6.14.

2.2. Conversion of SDRC Stock.

(a) Effect on Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of Merger Sub or SDRC each issued and outstanding share of SDRC Stock shall be converted into the right to receive that portion as set forth on Schedule 3.2 to the SDRC Disclosure Schedule (the “Pro Rata Portion”) of the Merger Consideration equal to the Merger Consideration divided by the number of shares of SDRC Stock that are then issued and outstanding, or deemed to be issued and outstanding, in accordance with and subject to the terms and conditions of this Agreement. All shares of Common Stock, which SDRC could be required to be issued upon exercise of all outstanding stock options and/ or stock rights, if any, shall be considered issued and outstanding for purposes of allocation of the Merger Consideration. Notwithstanding, a portion of the Merger Consideration shall be subject to the escrow and indemnification provisions of Article IX hereof.

(b) Cancellation of SDRC Stock Owned by SDRC. At the Effective Time, all shares of SDRC Stock that are owned by SDRC as treasury stock shall be canceled and extinguished without any conversion thereof.

(c) Capital Stock of Merger Sub. At the Effective Time, each share of common stock of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for one validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation. Each stock certificate of Merger Sub evidencing ownership of any such shares shall continue to evidence ownership of such shares of common stock of the Surviving Corporation.

2.3. Cancellation of Shares.

(a) Exchange Procedures. At the Closing, the Stockholders will surrender the certificates evidencing all outstanding shares of SDRC Stock (the “Certificates”). Upon surrender of the Certificates for cancellation to Acquiror together with such customary documents as may be required by Acquiror, the holder of such Certificate shall be entitled to receive in exchange therefor the Merger Consideration less such amounts as shall be held in escrow subject to the indemnity obligations set forth in Article IX of this Agreement. Until so surrendered, each outstanding Certificate that prior to the Effective Time represented shares of SDRC Stock will be deemed from and after the Effective Time, for all corporate purposes, to evidence the right to receive a portion of the Merger Consideration as herein provided, and the Stockholders will no longer be stockholders of SDRC. No interest shall be paid on the Merger Consideration.

(b) Lost, Stolen or Destroyed Certificates. In the event any Certificates shall have been lost, stolen or destroyed, SDRC shall issue as appropriate, in exchange for such lost, stolen or destroyed Certificates, upon the making of an affidavit of that fact by the holder thereof, such share of cash as is due pursuant to Section 2.2 of this Agreement.

2.4. Stock Options, Bonuses. All SDRC stock options and unvested stock bonuses shall be treated pursuant to the terms and conditions of Option Amendment and Release Agreements between SDRC and each holder of SDRC stock options and stock bonuses, complete and accurate forms of which have been furnished by SDRC to Acquiror (the “Option Amendment and Release Agreements”).

2.5. Dissenting Shares. Each share of SDRC Stock issued and outstanding immediately prior to the Effective Time held by Stockholders who shall have properly exercised their appraisal rights with respect thereto under Section 262 of the DGCL (such shares of SDRC Stock, the “Dissenting Shares”) shall not be converted into the right to receive the Merger Consideration, but shall be entitled to receive payment of the appraised value of such shares in accordance with the provisions of Section 262 of the DGCL, except that each Dissenting Share held by a Stockholder who shall thereafter withdraw his, her or its demand for appraisal or shall fail to perfect his, her or its right to such payment as provided in such Section 262 shall be deemed to be converted, as of the Effective Time, into the right to receive the Merger Consideration in the form such holder otherwise would have been entitled to receive as a result of the Merger. The Stockholders Representative shall give Acquiror prompt notice of any demands for appraisal, withdrawals of demands for appraisal and any other instruments served pursuant to Section 262 of the DGCL and received by SDRC in connection with the Merger. SDRC and the Stockholders Representative shall give the Acquiror (i) reasonably prompt notice of any demands received by SDRC for appraisal of shares and (ii) the opportunity to participate in all negotiations and proceedings with respect to such demands. Neither SDRC nor the Stockholders Representative shall, except with the prior written consent of the Acquiror, make any payment with respect to, or settle or offer to settle, any such demands.

2.6. Closing Balance Sheet.

On or before the Closing Date, SDRC shall prepare and deliver to the Acquiror a balance sheet (the “Closing Date Balance Sheet”) of SDRC dated as of the opening of business on the Closing Date. The Closing Date Balance Sheet shall be prepared on a basis consistent with SDRC’s March 31, 2006 Balance Sheet, using the accounting principles previously used by SDRC applied on a consistent basis. The Stockholders Representative and Acquiror each agree that the Closing Date Balance Sheet shall be subject to the approval of Acquiror, not to be unreasonably withheld provided it is consistent, in all material respects, with the March 31, 2006 balance sheet of SDRC taking into account changes in the assets and liabilities of SDRC incurred in the ordinary course of the business of SDRC.

2.7. Stockholders Representative.

(a) Lindsey McClure (the “Stockholders Representative”) is hereby appointed, authorized and empowered to act as the representative, on behalf and for the benefit of the Equity Holders, as the exclusive agent and attorney-in-fact to act on behalf of each holder of SDRC Stock or options, in connection with and to facilitate the consummation of the transactions contemplated hereby, including pursuant to the Escrow Agreement, which shall include, but not be limited to, the power and authority:

(i) to execute and deliver the Escrow Agreement (with such modifications or changes therein as to which the Stockholders Representative, in his or her sole discretion, shall have consented) and to agree to such amendments or modifications thereto as Stockholders Representative, in his or her sole discretion, determine to be desirable;

(ii) to execute and deliver such waivers and consents in connection with this Agreement and the Escrow Agreement and the consummation of the transactions contemplated hereby and thereby as Stockholders Representative, in his or her sole discretion, may deem necessary or desirable;

(iii) to enforce and protect the rights and interests of the holders of SDRC Stock or options (including Stockholders Representative, in his or her capacity as a Stockholder or option holder) and to enforce and protect the rights and interests of the Stockholders Representative arising out of or under or in any manner relating to this Agreement and the Escrow Agreement and to take any and all actions which Stockholders Representative believes are necessary or appropriate under the Escrow Agreement and/or this Agreement for and on behalf of the Equity Holders, including, without limitation, asserting or pursuing any Action against Acquiror, Merger Sub and/or Surviving Corporation, defending any Third Party Claims or Actions by the Acquiror Indemnitees, consenting to, compromising or settling any such Actions, conducting negotiations with Acquiror, Surviving Corporation and their respective representatives regarding such Actions, it being understood that the Stockholders Representative shall not have any obligation to take any such actions, and shall not have any liability for any failure to take any such actions;

(iv) to refrain from enforcing any right of the Equity Holders or any of them and/or Stockholders Representative arising out of or under or in any manner relating to this Section 2.7; provided, however, that no such failure to act on the part of Stockholders Representative, except as otherwise provided in this Agreement or in the Escrow Agreement, shall be deemed a waiver of any such right or interest by Stockholders Representative or by the Equity Holders unless such waiver is in writing signed by the waiving party or by Stockholders Representative;

(v) to receive payments of the Merger Consideration on behalf of the Equity Holders and to distribute the same, in the Pro Rata Portion, to the Equity Holders.

(b) In addition to the power and authority to act on behalf of the Equity Holders set forth in Section 2.7(a), the Stockholders Representative shall have the specific power and authority to act on behalf of the Surviving Corporation to negotiate and, subject to the Acquiror’s prior written approval, which may be withheld in its sole discretion consistent with the terms of this Agreement, settle any and all claims related to options to acquire Common Stock, including any increase in Taxes of the Surviving Corporation or any former holder of options listed on Schedule 2.7(b) of the SDRC Disclosure Schedules, costs of preparing and/or amending tax returns and any interest and penalties related thereto (the “Special Claims”). In connection with the foregoing, at the Closing, the Acquiror shall transfer $650,000 (the “Special Claims Funds”) to the Stockholders Representative to be used by the Stockholders Representative to pay: (i) expenses (including, without limitation, those of attorneys, accountants and other professionals) incurred by Stockholders Representative in his or her capacity as representative related to the Special Claims (and shall use such amounts to pay any of the fees and expenses they incur in connection with disputes related to Article IX and adjustments thereto), and (ii) such Special Claims, each as are approved by the Acquiror in accordance with the first sentence of this Section 2.7(b). In the event the Special Claims Funds are insufficient to settle the Special Claims, then the Stockholders Representative shall be entitled to use Expense Funds upon receipt of the prior written approval of the Aquiror.

(c) Stockholders Representative shall not be entitled to any fee, commission or other compensation for the performance of his or her services under this Section 2.7, but shall be entitled to the payment of all his or her expenses incurred as representative. In connection with the foregoing, at the Closing, the Acquiror shall transfer $500,000 (the “Expense Funds”) to Stockholders Representative, which shall be in addition to the Special Claims Funds, to be used by Stockholders Representative to pay expenses incurred by Stockholders Representative in his or her capacity as representative (and shall use such amounts to pay any of the fees and expenses they incur in connection with disputes related to Article IX and adjustments thereto). Stockholders Representative shall be entitled to rely on the advice of counsel, public accountants or other independent experts experienced in the matter at issue, and any error in judgment or other act or omission of Stockholders Representative pursuant to such advice shall in no event subject Stockholders Representative to liability to any Equity Holder. Each Equity Holder shall indemnify the Stockholders Representative in the Pro Rata Portion of all Damages suffered by him or her, of any nature whatsoever (including, but not limited to, any and all expense whatsoever reasonably incurred in investigating, preparing or defending against any litigation, commenced or threatened or any claims whatsoever), arising out of or in connection with any Action or in connection with any appeal thereof, relating to the acts or omissions of Stockholders Representative hereunder, or under the Escrow Agreement or otherwise. The foregoing indemnification shall not apply in the event of any Action which finally adjudicates the liability of Stockholders Representative hereunder for his or her willful misconduct. In the event of any indemnification hereunder, upon written notice from Stockholders Representative to the Equity Holders as to the existence of a deficiency toward the payment of any such indemnification amount, each Equity Holder shall promptly deliver to Stockholders Representative full payment of their Pro Rata Portion of the amount of such deficiency. Once the Shareholders Representative determines, in her sole discretion, that the Shareholders Representative will not incur any additional expenses in his or her capacity as the Shareholders Representative, then the Shareholders Representative shall, upon the prior written approval of the Acquiror, distribute the remaining unused Expense Funds and Special Claims Funds, if any, to the Equity Holders in their Pro Rata Portions.

(d) All of the indemnities, immunities and powers granted to Stockholders Representative under this Agreement shall survive the date of this Agreement and/or any termination of this Agreement and/or the Escrow Agreement.

(e) Acquiror and Surviving Corporation shall have the right to rely upon all actions taken or omitted to be taken by Stockholders Representative pursuant to this Agreement and the Escrow Agreement, all of which actions or omissions shall be legally binding upon the Equity Holders.

(f) The grant of authority provided for herein (i) is coupled with an interest and shall be irrevocable and survive the death, incompetency, bankruptcy or liquidation of any Equity Holder; and (ii) shall survive the consummation of the Merger.

(g) Should Stockholders Representative resign or be unable to serve, the Stockholders Representative shall appoint a single substitute agent to take on the responsibility of such representative hereunder, whose appointment shall be effective on the date of Stockholders Representative’s designee’s resignation or incapacity.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF SDRC AND PRINCIPAL STOCKHOLDERS

In this Agreement, any reference to any event, change, condition or effect being “material” with respect to any entity or group of entities means any material event, change, condition or effect related to the condition (financial or otherwise), properties, assets (including intangible assets), liabilities, business, operations or results of operations of such entity or group of entities. In this Agreement, any reference to a “Material Adverse Effect” with respect to any entity or group of entities means any event, change or effect that is materially adverse to the condition (financial or otherwise), properties, assets, liabilities, business, operations or results of operations of such entity and its subsidiaries, taken as a whole.

In this Agreement, any reference to a party’s “knowledge” means actual knowledge of such party’s officers and directors provided that such persons shall have made due and diligent inquiry of those current employees of such party whom such officers and directors reasonably believe would have actual knowledge of the matters represented.

Except as disclosed in that certain document of even date herewith and delivered by SDRC to Acquiror prior to the execution and delivery of this Agreement as the Disclosure Schedule (the "SDRC Disclosure Schedule”), each of SDRC and the Principal Stockholders, all jointly and severally, represents and warrants to each of Acquiror and Merger Sub as follows:

3.1. Organization, Standing and Power.

SDRC is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and registered as a foreign corporation in California doing business as “SDRC, Inc.” SDRC has the corporate power to own its properties and to carry on its business as now being conducted and as currently proposed to be conducted and is duly qualified to do business and is in good standing in each jurisdiction in which the failure to be so qualified and in good standing would have a Material Adverse Effect on SDRC. SDRC has delivered to Acquiror a true and correct copy of the Certificate of Incorporation and Bylaws of SDRC, each as amended to date. SDRC is not in violation of any of the provisions of its Certificate of Incorporation or Bylaws. SDRC does not directly or indirectly own any equity or similar interest in, or any interest convertible or exchangeable or exercisable for, any equity or similar interest in, any corporation, partnership, joint venture or other business association or entity.

3.2. Capital Structure. The authorized capital stock of SDRC consists of five million (5,000,000) shares of Common Stock, $.001 par value (the “Common Stock”), of which there are currently issued and outstanding 2,415,923 shares of Common Stock and 601,993 shares are subject to unexercised stock options, and one million five hundred thousand (1,500,000) shares of Preferred Stock, $.001 par value, of which none are currently issued or outstanding, and prior to the Closing, SDRC may issue up to 120,000 additional shares of Common Stock as grants to employees of SDRC. The shares of capital stock of SDRC are issued to the Stockholders in the amounts set forth on Schedule 3.2 to the SDRC Disclosure Schedule. There are no other authorized or outstanding shares of the SDRC Stock or voting securities or commitments to issue any shares of capital stock or voting securities of SDRC. All outstanding shares of SDRC Stock are duly authorized, validly issued, fully paid and non-assessable and are free of any liens, mortgages, claims, security interests, pledges, charges or encumbrances of any kind or character (“Liens”), other than Liens created by or imposed upon the holders thereof, and are not subject to preemptive rights or rights of first refusal created by statute, the Certificate of Incorporation or Bylaws of SDRC or any agreement to which SDRC is a party or by which it is bound. Except as described on Schedule 3.2 to the SDRC Disclosure Schedule, there are no options, warrants, calls, rights, commitments or agreement of any character to which SDRC is a party or by which it is bound obligating SDRC to issue, deliver, sell, repurchase or redeem, or cause to be issued, delivered, sold, repurchased or redeemed, any shares of capital stock of SDRC or obligating SDRC to grant, extend, accelerate the vesting of, change the price of, or otherwise amend or enter into any such option, warrant, call, right, commitment or agreement. All outstanding shares of SDRC Stock, options, warrants and other stock rights were issued in compliance with all applicable securities Laws.

3.3. Authority. SDRC and each Principal Stockholder has all requisite corporate or other power and authority to execute and deliver this Agreement and the other transaction documents contemplated hereby (together with this Agreement, the “Transaction Documents”) to which it is a party, to perform its obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance of this Agreement and the other Transaction Documents by SDRC and each Principal Stockholder, and SDRC’s and each Principal Stockholder’s consummation of the transactions contemplated hereby and thereby, have been duly authorized by all necessary corporate or other action on the part of SDRC and each Principal Stockholder. This Agreement has been duly executed and delivered by SDRC and each Principal Stockholder, and constitutes the valid and binding obligation of SDRC and each Principal Stockholder, enforceable against SDRC and each Principal Stockholder in accordance with its terms. The execution, delivery and performance of this Agreement by SDRC does not, and the consummation of the transactions contemplated hereby will not, conflict with, or result in any violation of, or default under (with or without notice or lapse of time, or both), or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any benefit under (i) any provision of the Certificate of Incorporation or Bylaws of SDRC, as amended, (ii) any Material Contract (as defined in Section 3.26) to which SDRC is a party, (iii) any mortgage, indenture, lease, contract, license or other agreement or instrument to which SDRC is a party, or (iv) any Law applicable to SDRC or to any of its properties or assets, except as to the loss of SBIR status as a result of the Merger or where such conflicts, violations, defaults, terminations, cancellations, accelerations or losses would not, individually or in the aggregate, cause a Material Adverse Effect. No consent, approval, order or authorization of, or registration, declaration or filing with, any court, administrative agency or commission or other governmental authority or instrumentality (each, a “Governmental Entity”) is required by SDRC in connection with the execution and delivery of this Agreement by SDRC or the consummation by SDRC of the transactions contemplated hereby, except for (i) the filing of the Certificate of Merger as provided in Section 1.2; and (ii) such consents, approvals, orders, authorizations, registrations, declarations and filings (x) as may be required under applicable federal and state securities Laws and the securities Laws of any foreign country or (y) if not obtained by SDRC, would not have a Material Adverse Effect.

3.4. Financial Statements.

(a) SDRC has delivered to Acquiror its unaudited financial statements (balance sheet, statement of operations and statement of cash flows) on a consolidated basis for the period ended March 31, 2006, and its unaudited financial statements for the fiscal years ended September 30, 2004 and 2005 (collectively, the “Financial Statements”). Except as set forth on Schedule 3.4(a) to the SDRC Disclosure Schedule, the Financial Statements have been prepared in accordance with Federal Acquisition Regulations requirements from the books and records of accounts of SDRC using accounting principles applied on a consistent basis which, in SDRC’s opinion, fairly and accurately present in all material respects the financial condition and operating results of SDRC as of the dates, and for the periods, indicated therein.

(b) There are no off-balance sheet transactions, arrangements or other relationships between SDRC and any Stockholder, any affiliate of a Stockholder or any unconsolidated person or entity in which such Stockholder or any such affiliate has any direct or indirect interest, including without limitation any structured finance, special purpose or limited purpose entity.

(c) There has been no fraud, whether or not material, that involves management or other employees who have a significant role in the internal controls of SDRC. A summary of any written disclosures made by management to auditors and the Board of Directors has been furnished to the Acquiror prior to the date of this Agreement. Except as set forth on Schedule 3.4(c) to the SDRC Disclosure Schedule, SDRC maintains a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations; (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with Federal Acquisition Regulations requirements and to maintain asset accountability; (iii) access to assets is permitted only in accordance with management’s general or specific authorization; (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences; and (v) accounting for and recordkeeping with respect to SDRC’s contracts and subcontracts with the United States Government (including without limitation invoicing with respect thereto) is and has been in full compliance with all Laws applicable to the same, including without limitation cost accounting principles and cost accounting standards.

(d) Neither SDRC nor, to the knowledge of SDRC and the Principal Stockholders, any director, officer, employee, auditor, accountant or representative of SDRC has received or otherwise had or obtained knowledge of any complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of SDRC or its internal accounting controls, including any complaint, allegation, assertion or claim that SDRC has engaged in questionable accounting or auditing practices. No attorney representing SDRC, whether or not employed by SDRC, has reported evidence of a violation of securities laws, breach of fiduciary duty or similar violation by SDRC, or any of its officers, directors, employees or agents to the board of directors of SDRC or any committee thereof or to any director or officer of SDRC.

3.5. Absence of Certain Changes. Since December 31, 2005 (the “SDRC Balance Sheet Date”), SDRC has conducted its business in the ordinary course consistent with past practice, and, except as expressly contemplated by this Agreement, there has not occurred: (i) any change, event or condition (whether or not covered by insurance) that has resulted in, or would reasonably be expected to result in, a Material Adverse Effect to SDRC; (ii) any acquisition, sale or transfer of any material asset of SDRC; (iii) any change in accounting methods or practices (including any change in depreciation or amortization policies or rates) by SDRC or any revaluation by SDRC of any of its assets; (iv) any issuance or sale by SDRC of any shares of its capital (or any option or right to acquire same) or of any other equity securities or any declaration, setting aside, or payment of a dividend or other distribution with respect to the shares of SDRC, or any direct or indirect redemption, purchase or other acquisition by SDRC of any of its shares of capital stock; (v) any Material Contract (as defined in Section 3.26) entered into by SDRC; other than in the ordinary course of business and furnished to Acquiror, or any material amendment of any Material Contract; (vi) any amendment or change to the Certificate of Incorporation or Bylaws or equivalent organization documents of SDRC; (vii) any increase in or modification of the compensation or benefits payable or to become payable by SDRC to any of its directors or employees other than in the ordinary course of business in accordance with past practice and as disclosed on Schedule 3.5 to the SDRC Disclosure Schedule; or (viii) any agreement by SDRC to do any of the things described in the preceding clauses (i) through (vii) (other than negotiations with Acquiror and its representatives regarding the transactions contemplated by this Agreement).

3.6. Absence of Undisclosed Liabilities. Except as set forth in Schedule 3.6 to the SDRC Disclosure Schedule, SDRC has no material obligations or liabilities of any nature (matured or unmatured, fixed or contingent) other than (i) those set forth or adequately provided for in the Balance Sheet (the “SDRC Balance Sheet”) included in the Financial Statements as of the SDRC Balance Sheet Date; (ii) those incurred in the ordinary course of business and not required to be set forth in the SDRC Balance Sheet under generally accepted accounting principles, none of which is material to SDRC either individually or in the aggregate; (iii) those incurred in the ordinary course of business since the SDRC Balance Sheet Date and consistent with past practice, none of which is material to SDRC either individually or in the aggregate; or (iv) except as may be expressly contemplated by this Agreement.

3.7. Litigation. There is no private or governmental action, suit, proceeding, claim, arbitration or investigation (each, an “Action”) pending before any agency, court or tribunal, foreign or domestic, or, to the knowledge of SDRC and the Principal Stockholders, threatened against SDRC, its properties, or its officers or directors (in their capacities as such). There is no judgment, injunction, decree or order (each, an “Order”) against SDRC, or, to the knowledge of SDRC and the Principal Stockholders, any of its directors or officers (in their capacities as such), that could prevent, enjoin, or materially alter or delay any of the transactions contemplated by this Agreement, or that could be reasonably expected to have a Material Adverse Effect on SDRC. All Actions and Orders to which SDRC, or to the knowledge of SDRC and the Principal Stockholders, any of its directors or officers (in their capacities as such) is a party or subject (or, to the knowledge of SDRC and the Principal Stockholders, threatened to become a party or subject), or any facts which reasonably could be expected to result in litigation or the threat thereof, are disclosed in Schedule 3.7 to the SDRC Disclosure Schedule. To the knowledge of SDRC and the Principal Stockholders, no employee of SDRC has provided or is providing information to any law enforcement agency regarding the commission or possible commission of any crime or the violation or possible violation of any Law by SDRC or any of its affiliates. Neither SDRC nor, to the knowledge of SDRC and the Principal Stockholders, any contractor, subcontractor or agent of SDRC, has discharged, demoted, suspended, threatened, harassed or in any other manner discriminated against an employee of SDRC in the terms and conditions of employment because of any act of such employee described in 18 U.S.C. §1514A(a).

3.8. Governmental Authorization. To the knowledge of SDRC and the Principal Stockholders, SDRC has obtained each federal, state, county, local or foreign governmental consent, license, permit, grant, or other authorization of a Governmental Entity (i) pursuant to which SDRC currently operates or holds any interest in any of its properties or (ii) that is required for the operation of SDRC’s business or the holding of any such interest in its properties (the items referenced in clauses (i) and (ii) herein collectively called “SDRC Authorizations”), and all such SDRC Authorizations are in full force and effect, except for such authorizations if not obtained by SDRC would not have a Material Adverse Effect.

3.9. Title.

(a) SDRC has good and marketable title to (or, with respect to leased properties and assets, to the knowledge of SDRC and the Principal Stockholders, valid leasehold interests in) all of its owned properties, interests in properties and assets, real and personal, reflected in the SDRC Balance Sheet or acquired after the SDRC Balance Sheet Date (except properties, interests in properties and assets sold or otherwise disposed of since the SDRC Balance Sheet Date in the ordinary course of business), free and clear of all Liens except (i) as reflected in the Financial Statements, (ii) the Lien of current taxes not yet due and payable, and (iii) such imperfections of title, Liens and easements as do not and will not materially detract from or interfere with the use of the properties subject thereto or affected thereby, or otherwise materially impair business operations involving such properties. All material (individually or in the aggregate) plants, property and equipment of SDRC that are used in the operations of its business are in good operating condition and repair. All properties used in the operations of SDRC are reflected in the SDRC Balance Sheet to the extent generally accepted accounting principles require the same to be reflected. Schedule 3.9 to the SDRC Disclosure Schedule also identifies each parcel of real property owned or leased by SDRC.

(b) Stockholders own good, valid and marketable title to the SDRC Stock, free and clear of any and all Liens, and upon delivery of the SDRC Stock to Acquiror on the Closing Date in accordance with this Agreement and upon the Merger at the Closing the entire legal and beneficial interest in the SDRC Stock and good, valid and marketable title to the SDRC Stock, free and clear of all Liens (including any spousal interests (community or otherwise)), will pass to Acquiror pursuant to its ownership of all of the issued and outstanding capital stock of Merger Sub.

3.10. Intellectual Property.

(a) SDRC owns or otherwise possesses legally enforceable rights or licenses to all patents, trademarks, trade names, service marks, copyrights (including but not limited to moral rights), and any applications for any of the foregoing, net lists, schematics, diagrams, circuitry, technology, know-how, show-how, trade secrets, inventory, inventions, ideas, discoveries, improvements, designs, concepts, techniques, algorithms, formulas, methods, processes, apparatus, products, devices, systems, networks, data, plans, libraries, works of authorship, media, pictorial works, graphic works, audiovisual works, hardware, firmware, computer interfaces (including but not limited to programming interfaces), computer languages, computer protocols, computer software programs or applications (in both source code and object code form), and tangible or intangible proprietary information or material (collectively, the “SDRC Intellectual Property”), irrespective of whether patentable that, as of the date hereof, are used, have been used or are proposed to be used in the business of SDRC as currently conducted or as currently proposed to be conducted by SDRC. Except as specifically described on Schedule 3.10 to the SDRC Disclosure Schedule, SDRC is the sole and exclusive owner of all right, title and interest in and to all SDRC Intellectual Property. SDRC has not entered into any exclusive agreements relating to the SDRC Intellectual Property with any party.

(b) Schedule 3.10 to the SDRC Disclosure Schedule lists: (i) all patents and patent applications, and registered and unregistered trademarks, trade names and service marks, registered copyrights, and applications for copyright registration made by SDRC which are included in the SDRC Intellectual Property, including the jurisdictions in which each such SDRC Intellectual Property right has been filed; (ii) all licenses, sublicenses and other agreements as to which SDRC is a party and pursuant to which any other person is authorized to use any SDRC Intellectual Property; and (iii) all licenses, sublicenses and other agreements as to which SDRC are a party and pursuant to which SDRC is authorized to use any third party patents, trademarks or copyrights, including software (collectively, “Third Party Intellectual Property Rights”) which are incorporated in, is, or forms (or in each of the foregoing instances which is currently contemplated to be incorporated in, be or form) a part of any SDRC product, product under development, service or service under development, as well as any third-party intellectual property or software used by SDRC (other than commercially available software having a value or license fee of less than $10,000) and the amount of any license fees, royalties or other amounts paid for or payable for such use.

(c) To the knowledge of SDRC and the Principal Stockholders, there is no unauthorized use, disclosure, infringement, violation or misappropriation of any SDRC Intellectual Property or violation of any non-competition agreements by any third party, including any employee or former employee of SDRC and there is no unauthorized use, disclosure, infringement, violation or misappropriation of any Third Party Intellectual Property Rights by SDRC, including any employee or former employee of SDRC. SDRC has not entered into any agreement to indemnify (or hold harmless) any other person against any charge of misuse, unauthorized disclosure, infringement, violation or misappropriation of any intellectual property or violation of any non-competition agreement, other than indemnification against infringement as contained in license agreements arising in the ordinary course of business.

(d) SDRC is not, nor will it be as a result of the execution and delivery of this Agreement or the performance of its obligations under this Agreement, in breach of any license, sublicense or other agreement, to which SDRC is a party relating to SDRC Intellectual Property or Third Party Intellectual Property Rights. To the knowledge of SDRC and the Principal Stockholders, no third party is in breach of any license, sublicense or other agreement (as to which SDRC is a party) relating to SDRC Intellectual Property or Third Party Intellectual Property Rights.

(e) All issued patents and registered trademarks, trade names, service marks, and copyrights owned by SDRC are valid, subsisting, in full force and effect, and not abandoned. SDRC (i) is not a party to any Action, nor to the knowledge of SDRC and the Principal Stockholders is any such Action threatened which involves a claim of misuse, unauthorized disclosure, infringement, violation or misappropriation by SDRC (including SDRC’s employees) of any Third Party Intellectual Property Right; (ii) has no knowledge that the development, manufacturing, use, marketing, distribution, licensing or sale of its products and services misuses, discloses without authorization, infringes, violates or misappropriates any Third Party Intellectual Property Right; and (iii) has neither brought nor currently intends to bring any Action for misuse, unauthorized disclosure, infringement, violation or misappropriation of SDRC Intellectual Property or breach of any license, sublicense or agreement involving SDRC Intellectual Property against any third party.

(f) With regard to consultants and employees of SDRC who contributed to conception, reduction to practice, creation or development of SDRC Intellectual Property in the course of providing services to SDRC, SDRC secured valid written assignments from all such consultants and employees of all rights to such SDRC Intellectual Property (including waivers of any moral rights) to the extent that SDRC would not have already owned such rights by operation of law. Each current and former employee and consultant of SDRC has executed a proprietary information and inventions agreement substantially containing the terms set forth in the form attached as Schedule 3.10 to the SDRC Disclosure Schedule.

(g) "Confidential Information” shall mean SDRC Intellectual Property not otherwise protected by patents, patent applications, trademarks or copyrights that is not in the public domain as of the Closing, as well as other confidential and proprietary information of SDRC. With respect to Confidential Information owned by SDRC, SDRC has taken all reasonable steps to protect and preserve the confidentiality of such Confidential Information, and all accessibility, receipt, use, disclosures, delivery, dissemination, reproduction or appropriation of such Confidential Information by or to a third party has been subject to, and properly entitled to receive the benefit of, the terms of a written agreement between SDRC and such third party providing for confidentiality obligations. With respect to Confidential Information known by SDRC at the time of disclosure to be confidential and not owned by SDRC, all accessibility, receipt, use, disclosure, delivery, dissemination, reproduction or appropriation of such Confidential Information by SDRC has been pursuant to the terms of a written agreement between SDRC and the owner of such Confidential Information, or is otherwise lawful.

(h) Except as specifically described on Schedule 3.10 to the SDRC Disclosure Schedule, to the knowledge of SDRC and the Principal Stockholders, no third party has claimed invalidity of, or superior rights to, any one or more parts of SDRC Intellectual Property owned by SDRC. Except as specifically described on Schedule 3.10 to the SDRC Disclosure Schedule, SDRC has full legal right and authority to license, sublicense, sell, assign, transfer and convey good, valid and marketable title to all SDRC Intellectual Property owned by SDRC, (i) free and clear of any and all ownership rights (and ownership interests) of any one or more third parties, (ii) free and clear of any and all Liens (other than possible claims for infringement, of which neither SDRC nor any Principal Stockholder has knowledge of any such claims), (iii) without requiring any consent, authorization or approval of any one or more third parties, and (iv) without violation of, breach of, default under, conflict with, or acceleration of the performance required by any agreement, obligation or Law, irrespective of whether with or without notice, irrespective of whether with or without lapse of time, and irrespective of whether judicial, administrative or arbitration.

3.11. Environmental Matters.

(a) The following terms shall be defined as follows:

(i) "Environmental Laws” shall mean any federal, state or local laws, ordinances, codes, regulations, rules and orders that are intended to assure the protection of the environment, or that regulate, call for the remediation of, or require reporting with respect to, air, water, groundwater, solid waste, hazardous or toxic substances, materials, wastes, pollutants or contaminants, or which are intended to protect employees, workers or other persons, including the public, from exposure to hazardous or toxic substances, materials or waste.

(ii) "Hazardous Materials” shall mean any toxic or hazardous substance, material or waste or any pollutant or contaminant, petroleum product, asbestos, mold or infectious or radioactive substance or material, including without limitation, those substances, materials and wastes defined in or regulated under any Environmental Laws or that have been found to have deleterious effects on human health or the environment.

(iii) "Property” shall mean all real property leased or owned by SDRC either currently or in the past.

(iv) "Facilities” shall mean all buildings and improvements on the Property of SDRC.

(b) Except as set forth on Schedule 3.11 to the SDRC Disclosure Schedule, SDRC represents and warrants as follows: (i)  SDRC has disposed of all Hazardous Materials and wastes generated or used by SDRC in accordance with all Environmental Laws; (ii) SDRC has not received notice (oral or written) of any noncompliance of Facilities or SDRC’s past or present operations with Environmental Laws; (iii) no notices, investigations, requests for information, claims, directives, administrative actions or suits are pending or, to SDRC’s knowledge, threatened relating to a violation of any Environmental Laws by SDRC or any liability, potential liability or responsibility of SDRC under Environmental Laws; (iv) during SDRC’s occupation of the Facilities, the Property has not had a release of Hazardous Materials which requires or is reasonably expected to require any investigation, reporting, abatement or remediation by SDRC under applicable Environmental Laws; (v) to SDRC’s knowledge, there have not been in the past any Hazardous Materials on, under or migrating to or from the Facilities or Property, and there are not now any Hazardous Materials on, under or migrating to or from the Property; (vi) there are not now any Hazardous Materials on or migrating from the Facilities; (vii) to SDRC’s knowledge, there have not been in the past, and there are not now, any underground tanks or underground improvements at, on or under the Property including without limitation, treatment or storage tanks, pumps, or water, gas or oil wells; (viii) the Facilities and SDRC’s use of the Facilities and activities therein, and to its knowledge all third parties’ use and possession of the Facilities and activities therein, are, and have at all times been in compliance with all Environmental Laws; and (ix) SDRC has all the permits and licenses required to be issued under applicable Environmental Laws for the operation of its business as currently conducted and is in full compliance with the terms and conditions of those permits; (x) no capital expenditures are required to install pollution control equipment, modify operations or facilities or otherwise refurbish or replace operating equipment in order to comply with current Environmental Laws or proposed or reasonably expected to be proposed Environmental Laws; and (xi) there are no liens, restrictive covenants or deed restrictions based upon or arising under any Environmental Laws applicable to SDRC or its Property or Facilities.

3.12. Taxes.

(a) Except amended Tax Returns with respect to the issuance of options to acquire Common Stock: (i) SDRC has timely filed all Tax Returns (as defined below) required to be filed by law, (ii) such returns were correct and complete as filed and reflect accurately all liability for Taxes for the periods covered thereby, and (iii) SDRC has or will have paid all Taxes due and owing on or prior to the Closing whether or not shown thereon to be due. Except with respect to the issuance of options to acquire Common Stock, the SDRC Financial Statements: (I) fully accrue all actual and contingent liabilities for Taxes with respect to all period through the SDRC Balance Sheet Date and SDRC has not incurred and will not incur any Tax liability in excess of the amount reflected on the SDRC Financial Statements with respect to such periods, and (II) properly accrue all liabilities for Taxes payable after the SDRC Balance Sheet Date with respect to all transactions and events occurring on or prior to such date, except as specifically described on Schedule 3.12 to the SDRC Disclosure Schedule. No Tax liability since the SDRC Balance Sheet Date has been or will be incurred by SDRC other than in the ordinary course of business consistent with past practices and adequate provision has been made in SDRC’s financial statements for all Taxes since the SDRC Balance Sheet Date on at least a quarterly basis. SDRC has withheld and paid when due to the applicable financial institution or Tax Authority (as defined below) all amounts required to be withheld. No notice of deficiency or similar document of any Tax Authority has been received or, to SDRC’s knowledge, is expected to be received by SDRC, and there are no liabilities for Taxes with respect to issues that have been raised (and are currently pending) by any Tax Authority that could, if determined adversely to SDRC, result in any liability of SDRC for Taxes not provided for in the SDRC Balance Sheet. SDRC has furnished to Acquiror true, correct and complete copies of all Tax Returns filed by the SDRC on or after December 31, 2001, examination reports and statements of deficiencies issued by a Taxing Authority with respect to any of SDRC’s past three (3) years, and a copy of the SDRC’s Tax Returns for 2004 and 2005 have been provided to the Acquiror. Except as set forth on Schedule 3.12 of the SDRC Disclosure Schedule, none of the Stockholders is a “foreign person” within the meaning of Section 1445 of the Code or a member of an Affiliated Group. SDRC is not a party to any agreement relating to Taxes, or any similar agreement, contract or arrangement (collectively, “Tax Sharing Agreements”), and does not have, by contract or otherwise, any liability for Taxes of any person or entity as a transferee or successor. Except as set forth in Schedule 3.12 of the SDRC Disclosure Schedule, (x) no audit or other proceeding by any Governmental Entity is pending or threatened in writing with respect to any Taxes due from SDRC, and (y) SDRC has not received any written notification that such an audit or proceeding may be commenced, with respect to any Taxes due from SDRC. SDRC has withheld from its employees, independent contractors, creditors, Stockholders and third parties and timely paid to the appropriate Taxing Authority proper and accurate amounts in all respects required to have been withheld or paid over for all periods ending on or before the Closing Date in compliance with all Tax withholding and remitting provisions of applicable law, statute, rule, regulation, ordinance, code, directive, writ, settlement, permit, license or Order (collectively, “Laws”) and has complied in all respects with all Tax information reporting provisions of all applicable Laws. Except as set forth in Schedule 3.12 of the SDRC Disclosure Schedule, SDRC is not, nor has it received any notice that it is, in violation (or with notice will be in violation) of any applicable Law relating to the payment or withholding of Taxes. SDRC has not filed a consent under Section 341(f) of the Code. SDRC is not, and since incorporation, has not been a corporation taxed under Subchapter “S” of the Code.

(b) For purposes of this Agreement:

(i) "Affiliated Group” shall have the meaning set forth in Section 1504(a) of the Code.

(ii) "Code” means the Internal Revenue Code of 1986, as amended.

(iii) "Tax” shall mean any federal, state, local or foreign income, gross receipts, franchise, estimated, alternative minimum, add-on minimum, sales, use, transfer, registration, value added, excise, natural resources, severance, stamp, occupation, premium, windfall profit, environmental, customs, duties, real property, personal property, capital stock, social security, unemployment, disability, payroll, license, employee or other withholding, or other tax, of any kind whatsoever, including any interest, penalties or additions to tax or additional amounts in respect of the foregoing; it being understood that the foregoing will include any transferee or secondary liability for a Tax and any liability for Tax assumed or arising as a result of having been a member of any Affiliated Group (or being included or required to be included in any Tax Return relating thereto) or as a result of any Tax indemnity, Tax sharing, Tax allocation or similar contract or arrangement.

(iv) "Tax Return” shall mean any return, declaration, report, claim for refund, information return or other documents (including any related or supporting schedules, statements or information) filed or required to be filed in connection with the determination, assessment or collection of any Taxes of SDRC or any affiliates of SDRC other than Stockholders or the administration of any Laws or administrative requirements relating to any Taxes.

(v) "Taxing Authority” means any Governmental Entity responsible for the collection or administration of any Tax.

3.13. Employee Benefit Plans.

(a) Schedule 3.13 to the SDRC Disclosure Schedule lists, with respect to SDRC: (i) all employee benefit plans (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”); (ii) each loan to a non-officer employee, officers and directors and any stock option, stock purchase, phantom stock, stock appreciation right, supplemental retirement, severance, sabbatical, vacation, medical, dental, vision care, disability, employee relocation, cafeteria benefit (Code Section 125) or dependent care (Code Section 129), life insurance or accident insurance plans, programs or arrangements; (iii) all bonus, retirement, pension, profit sharing, savings, deferred compensation or incentive plans, programs or arrangements; (iv)  fringe benefit plans, programs or arrangements; and (v) any current or former employment or executive compensation or severance agreements, written or otherwise, currently maintained by SDRC or that has within the last six years been maintained or contributed to by SDRC or any ERISA Affiliate or under which SDRC or any ERISA Affiliate has any liability (together, the “SDRC Employee Plans”). For purposes of this Agreement, “ERISA Affiliate” means, with respect to SDRC, any other person or entity that, together with SDRC, would be treated as a single employer under Code Section 414 or under Section 4001 of ERISA.

(b) SDRC has furnished to Acquiror, true, correct and complete copies of each SDRC Employee Plan and all related documents, including but not limited to (i) the actuarial report for such SDRC Employee Plan (if applicable) for the last six years, (ii) the most recent determination letter from the IRS (if applicable) for such SDRC Employee Plan, (iii) the current summary plan description and any summaries of material modification, (iv) all annual reports (Form 5500 series) for each SDRC Employee Plan filed for the preceding three plan years, (v) all agreements with, and reports submitted by, fiduciaries and service providers relating to each SDRC Employee Plan, (vi) all substantive correspondence relating to any such SDRC Employee Plan addressed to or received from the IRS, the Department of Labor, the Pension Benefit Guaranty Corporation, Securities and Exchange Commission, or any other governmental agency, (vii) any related trust documents, (viii) all summaries and descriptions furnished to participants regarding any SDRC Employee Plan for which a summary plan description is not required, (ix) all personnel, payroll, and employment manuals and policies, (x) all collective bargaining agreements pursuant to which contributions have been made or obligations incurred (including both pension and welfare benefits) by SDRC and the ERISA Affiliates of SDRC, and all collective bargaining agreements pursuant to which contributions are being made or obligations are owed by such entities, (xi) a written description of any SDRC Employee Plan that is not otherwise in writing, (xii) all insurance policies purchased by or to provide benefits under any SDRC Employee Plan, (xiii) sample notifications to employees of their rights under ERISA Section 601 et seq. and Code Section 4980B, (xiv) all notices that were given to, or received from, the IRS, the Pension Benefit Guaranty Corporation, or the Department of Labor with respect to any SDRC Employee Plan within the six years preceding the date of this Agreement.

(c) There has been no amendment to, written interpretation, announcement or promise (whether or not written) by SDRC or its authorized employees relating to, or change in participation or coverage under, any SDRC Employee Plan which would increase the expense of maintaining such Plan above the level of expense incurred with respect to the Plan for the most recent fiscal year included in SDRC’s financial statements.

(d) Except as set forth on Schedule 3.13(d) of the SDRC Disclosure Schedules: (i) SDRC has performed all of its respective obligations under each SDRC Employee Plan and SDRC has made appropriate entries in its financial records and statements for all obligations and liabilities under each such SDRC Employee Plan that have accrued but are not due; (ii) SDRC, with respect to each SDRC Employee Plan, is, and each SDRC Employee Plan is, in full compliance with ERISA, the Code, and other applicable Laws, and with any applicable collective bargaining agreement and (A) no transaction prohibited by ERISA Section 406 and no “prohibited transaction” under Code Section 4975(c) has occurred with respect to any SDRC Employee Plan, (B) neither Principal Stockholders nor SDRC has any liability to the IRS with respect to any SDRC Employee Plan, (C) neither Principal Stockholders nor SDRC has any liability to the Pension Benefit Guaranty Corporation with respect to any SDRC Employee Plan or has any liability under ERISA Section 502 or Section 4071, (D) all filings required by ERISA and the Code as to each SDRC Employee Plan have been timely filed, and all notices and disclosures to participants required by either ERISA or the Code have been timely provided, (E) no amount, or any asset of any SDRC Employee Plan, is subject to tax as unrelated business taxable income; and (iii) each SDRC Employee Plan can be terminated by Principal Stockholders;

(e) Except as set forth on Schedule 3.13(e) of the SDRC Disclosure Schedules: (i) other than claims for benefits submitted by participants or beneficiaries, no claim against, or legal proceeding involving, any SDRC Employee Plan is pending or, to the knowledge of SDRC and the Principal Stockholders, is threatened; (ii) each SDRC Employee Plan of SDRC is qualified in form and operation under Code Section 401(a), each trust for each such SDRC Employee Plan is exempt from federal income tax under Code Section 501(a), and no event has occurred or circumstance exists that will or could give rise to disqualification or loss of tax-exempt status of any such SDRC Employee Plan or trust; (iii) no SDRC Employee Plan is, or has ever been, subject to Title IV of ERISA, and neither SDRC nor any ERISA Affiliate of SDRC has ever established, maintained, or contributed to or otherwise participated in, or had an obligation to maintain, contribute to, or otherwise participate in, any Multi-Employer Plan (as defined in ERISA Section 3(37)); (iv) neither SDRC nor any ERISA Affiliate of SDRC has ceased operations at any facility or withdrawn from any Title IV Plan in a manner that would subject it or the Principal Stockholders to liability under ERISA Section 4062(e), Section 4063, or Section 4064; (v) no amendment has been made, or is reasonably expected to be made, to any SDRC Employee Plan that has required or could require the provision of security under ERISA Section 307 or Code Section 401(a)(29); (vi) except to the extent required under ERISA Section 601 et seq. and Code Section 4980B, SDRC does not provide health or welfare benefits for any retired or former employee nor is it obligated to provide health or welfare benefits to any active employee following such employee’s retirement or other termination of service; (vii) SDRC has the right to modify and terminate benefits to retirees (other than pensions) with respect to both retired and active employees; (viii) Principal Stockholders and SDRC have complied with the provisions of ERISA Section 601 et seq. and Code Section 4980B; (ix) no SDRC Employee Plan is a multiple employer plan within the meaning of Code section 413(c) or ERISA sections 4063, 4064 or 4066; and (x) no SDRC Employee Plan is a multiple employer welfare arrangement as defined in ERISA section 3(40).

(f) Except as set forth on Schedule 3.13(f) of the SDRC Disclosure Schedules, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby (either alone or in conjunction with any other event) will (i) restrict or prohibit SDRC from amending any SDRC Employee Plan, (ii) result in any material payment (including, without limitation, severance, unemployment compensation, “excess parachute payment” (within the meaning of Section 280G of the Code), forgiveness of indebtedness or otherwise) becoming due to any director, officer or employee of SDRC under any SDRC Employee Plan or otherwise or require SDRC to “gross up” or otherwise compensate any such person because of the imposition of any excise tax on a payment to such person, (iii) materially increase any benefits otherwise payable under any SDRC Employee Plan or (iv) result in any acceleration of the time of payment or vesting of any benefits under any SDRC Employee Plan or otherwise.

3.14. Certain Agreements Not Affected by the Merger. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) entitle any current or former employee, director or other service provider of SDRC to severance benefits or any other payment (including, without limitation, severance, unemployment compensation, golden parachute, bonus or otherwise) becoming due; (ii) materially increase any benefits otherwise payable to SDRC to any current or former employee, director or other service provider; or (iii) accelerate the time of payment or vesting, or increase the amount of compensation due any such employee, director or service provider, except as specifically described in Schedule 3.14 of the SDRC Disclosure Schedule.

3.15. Employee Matters. Schedule 3.15 to the SDRC Disclosure Schedule lists: (i) (x) all current employees of SDRC, their respective date of hire and current rate of compensation and (y) each person who has either accepted, has an outstanding offer, or whom SDRC proposes to offer employment and such person’s prospective or proposed date of hire, title and rate of compensation; (ii) each employment and consulting agreement or arrangement to which SDRC is a party and which is not terminable “at will” or upon such notice as results by Law from the termination of employment of an employee without agreement as to notice or severance by SDRC; and (iii) the names of each employee of SDRC who is subject to a non-competition, non-solicitation or similar agreement. True and correct copies of agreements for (ii) above have been provided to Acquiror and true and correct copies for agreements described in (iii) above have been furnished to Acquiror. SDRC is in compliance in all material respects with all currently applicable Laws respecting employment, discrimination in employment, terms and conditions of employment, wages, hours and occupational safety and health and employment practices, and is not engaged in any unfair labor practice. SDRC has withheld all amounts required by Law or by agreement to be withheld from the wages, salaries, and other payments to employees; and is not liable for any arrears of wages or any taxes or any penalty for failure to comply with any of the foregoing. SDRC is not liable for any payment to any trust or other fund or to any Governmental Entity with respect to unemployment compensation benefits, social security or other benefits or obligations for employees (other than routine payments to be made in the normal course of business and consistent with past practice). There are no pending claims against SDRC under any workers compensation plan or policy or for long term disability. There are no disputes pending or, to the knowledge of SDRC and the Principal Stockholders, threatened, between SDRC and any employees, which controversies have or would reasonably be expected to result in an Action before any agency, court or tribunal, foreign or domestic. SDRC is not a party to any collective bargaining agreement or other labor union contract nor does SDRC know of any activities or proceedings of any labor union to organize any such employees. Except as set forth on Schedule 3.15 to the SDRC Disclosure Schedule, to the knowledge of SDRC and the Principal Stockholders, no employees of SDRC are in violation of any term of any employment contract, patent disclosure agreement, noncompetition agreement, or any restrictive covenant to a former employer relating to the right of any such employee to be employed by SDRC because of the nature of the business conducted or presently proposed to be conducted by SDRC or to the use of trade secrets or proprietary information of others. No employees of SDRC have given notice to SDRC, nor does SDRC or any Principal Stockholder otherwise have knowledge, that any such employee intends to terminate his or her employment with SDRC.

3.16. Interested Party Transactions. SDRC is not indebted to any director, officer, employee or agent of SDRC (except for amounts due as normal salaries and bonuses and in payment of ordinary fees and expenses), and no such person is indebted to SDRC.

3.17. Insurance. SDRC has policies of insurance and bonds of the type and in amounts customarily carried by persons conducting businesses or owning assets similar to those of SDRC, each as set forth on Schedule 3.17 of the SDRC the Disclosure Schedule. There is no material claim pending under any of such policies or bonds as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds. All premiums due and payable under all such policies and bonds have been paid and SDRC is otherwise in compliance with the terms of such policies and bonds. Neither SDRC nor any Principal Stockholder has knowledge of any threatened termination of, or material premium increase with respect to, any of such policies.

3.18. Compliance with Laws. SDRC and Principal Stockholders have complied with, are not in violation of, and have not received any notices of violation with respect to, any federal, state, local or foreign Law applicable to SDRC, the SDRC Stock, the conduct of SDRC’s business, or the ownership or operation of its business, except for such violations or failures to comply as would not be reasonably expected to have a Material Adverse Effect on SDRC.

3.19. Minute Books. The minute books of SDRC furnished to Acquiror contain a complete and accurate summary of all meetings of directors and stockholders or actions by written consent since the time of incorporation of SDRC through the date of this Agreement.

3.20. Complete Copies of Materials. SDRC has delivered true and complete copies of each document set forth on the SDRC Disclosure Schedule and true and complete copies of all documents requested by Acquiror as part of its due diligence have been provided by SDRC.

3.21. Broker’s and Finders’ Fees. Except as set forth on Schedule 3.21 of the SDRC Disclosure Schedule, SDRC has not incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders’ fees or agents’ commissions or investment bankers’ fees or any similar charges in connection with this Agreement or any transaction contemplated hereby.

3.22. Vote Required. The affirmative vote of the Stockholders is the only vote of the holders of SDRC’s capital stock necessary to approve this Agreement and the transactions contemplated hereby.

3.23. Stockholders Agreements. There are no agreements among SDRC and any Stockholder or holder of options or warrants to acquire from SDRC any shares of its capital stock providing for registration rights, rights of first refusal, rights of co-sale, relating to the voting of SDRC securities or requiring SDRC to obtain the consent or approval of any such stockholders prior to taking or failing to take any action.

3.24. Board Approval. The Board of Directors of SDRC has (i) approved and declared the advisability of this Agreement and the Merger, (ii) has determined that the Merger is in the best interests of SDRC and the Stockholders and is on terms that are fair to the Stockholders and (iii) will recommend that the Stockholders approve this Agreement and the Merger.

3.25. Accounts Receivable. Subject to any reserves set forth in the Financial Statements, the accounts receivable shown on the Financial Statements represent and will represent on the Closing Date bona fide claims against debtors for sales and other charges, and are not subject to discount except for normal cash and trade discounts in the ordinary course of business consistent with past practices. Based on past practice, the amount carried for doubtful accounts and allowances disclosed in the Financial Statements is sufficient to provide for any losses which may be sustained on realization of the receivables.

3.26. Material Contracts. Schedule 3.26 of the SDRC Disclosure Schedule identifies or describes all of SDRC’s contracts or other agreements, written or oral including, but not limited to, all contracts relating to SDRC’s intellectual property, in effect on the date of this Agreement that provide for continuing obligations by or rights of any party thereto involving a consideration of or expenditures in excess of $25,000, or involving performance over a period of more than six months (“Material Contracts”). SDRC has provided Acquiror true and complete copies of all written Material Contracts set forth on Schedule 3.26 of the SDRC Disclosure Schedule (including any and all amendments and other modifications to such Material Contracts) and true and correct summaries of all non-written Material Contracts set forth on Schedule 3.26 of the SDRC Disclosure Schedule. All of SDRC’s oral Material Contracts are identified in Schedule 3.26 of the SDRC Disclosure Schedule, other than those oral Material Contracts which (a) may be terminated at any time without any requirement that the SDRC make any payments thereunder except in connection with products purchased or services rendered prior to the date of termination and (b) do not relate to SDRC’s intellectual property. All of the Material Contracts are in full force and effect, and are valid, binding and enforceable in accordance with their terms, except to the extent that the enforceability thereof may be affected by bankruptcy, insolvency or similar Laws affecting creditors’ rights generally or by court-applied equitable principles. There exists no breach, default or violation on the part of SDRC or, to the knowledge of SDRC or Principal Stockholders, on the part of any other party to any Material Contract, nor has SDRC received notice of any breach, default or violation. Except as expressly identified on Schedule 3.26 of the SDRC Disclosure Schedule, (i) SDRC has not received notice of an intention by any party to any Material Contract that provides for a continuing obligation by any party thereto on the date of this Agreement to terminate such Material Contract or amend the terms thereof, other than modifications in the ordinary course of business that do not adversely affect SDRC, and (ii) the consummation of the transactions contemplated by this Agreement will not affect the validity, enforceability and continuation of the Material Contracts on the same terms applicable to such Material Contracts as of the date of this Agreement. SDRC has not waived any rights under any such Material Contract. To the knowledge of SDRC and the Principal Stockholders, no event has occurred which either entitles, or would, with notice or lapse of time or both, entitle any party to any Material Contract (other than SDRC) to declare breach, default or violation under any Material Contract, or to accelerate, or which does accelerate, the maturity of any indebtedness of SDRC under any Material Contract. There are no existing powers of attorney executed on behalf of SDRC. Except for the Material Contracts, SDRC is not a party to or bound by any material contract (other than contracts that have been terminated), including without limitation:

(a) any continuing contract for the purchase of materials, supplies, equipment or services obligating, in the case of any such contract, SDRC to payments of more than $100,000 annually;

(b) any trust indenture, mortgage, promissory note, loan agreement or other contract for the borrowing of money, currency exchange, commodities or other hedging arrangement or any leasing transaction of the type required to be capitalized in accordance with the Federal Acquisition Regulations;

(c) any contract limiting the ability of SDRC to engage in any line of business or to compete with any other person or entity;

(d) any confidentiality, secrecy or non-disclosure contract other than non-disclosure agreements entered into in the normal course of business;

(e) any material contract pursuant to which SDRC is a lessor or lessee of (i) any real property or (ii) any machinery, equipment, motor vehicles, office furniture, fixtures or other personal property;

(f) any contract with any person for property or services with whom SDRC does not deal at arm’s length and as a result, SDRC was negatively impacted; or

(g) any material agreement of guarantee, support, indemnification, assumption or endorsement of, or any similar commitment with respect to, the obligations, liabilities (whether accrued, absolute, contingent or otherwise) or indebtedness of any other person or entity.

3.27. Transactions with Certain Persons. Except as set forth on Schedule 3.27 of the SDRC Disclosure Schedule, no officer or director of SDRC, no Principal Stockholder nor any member of any such individual’s immediate family (whether directly or indirectly through an affiliate of such person) is presently, or within the past three (3) years has been, a party to any transaction with SDRC, including without limitation, any contract or other arrangement (a) providing for the furnishing of services by (other than as officers, directors or employees of SDRC); (b) providing for the rental of real or personal property from; or (c) otherwise requiring payments to (other than for services or expenses as directors, officers or employees of SDRC in the ordinary course of business) any such individual or any corporation, partnership, trust or other entity in which any such individual has an interest as a stockholder, officer, director, trustee or partner. Other than contracts listed on Schedule 3.26 of the SDRC Disclosure Schedule, SDRC does not have outstanding any contract or other arrangement or commitment with any Principal Stockholder or any director, officer, employee, trustee or beneficiary of SDRC or any Principal Stockholder. Except as set forth on Schedule 3.27 of the SDRC Disclosure Schedule, the assets of SDRC do not include any receivable or other obligation from any Stockholder or any director, officer, employee, trustee or beneficiary of SDRC or any Principal Stockholder and the liabilities of SDRC do not include any payable or other obligation or commitment to any such person or entity.

3.28. Third-Party Consents. Schedule 3.28 to the SDRC Disclosure Schedule lists all Material Contracts that require a consent to a change in control of SDRC or otherwise required pursuant to the Merger or the transactions contemplated hereby.

3.29. Government Audits. Except for contract audits of a routine nature, which routine audits would not be reasonably expected to have a Material Adverse Effect on SDRC, SDRC has not received any official notice that it is or was being specifically audited or investigated by any Governmental Entity, nor, to the knowledge of SDRC and Principal Stockholders, has such audit or investigation been threatened.

3.30. Organizational Conflicts of Interest. To the knowledge of SDRC and Principal Stockholders, in the past six (6) years SDRC has not had access to non-public information nor provided systems engineering, technical direction, consultation, technical evaluation, source selection services or services of any type, nor prepared specifications or statements of work, nor engaged in any other conduct that would create in any current Governmental Entity procurement an Organizational Conflict of Interest, as defined in Federal Acquisition Regulation 9.501, with SDRC.

3.31. Bank Accounts. Schedule 3.31 of the SDRC Disclosure Schedule lists the names and locations of all banks and other financial institutions with which SDRC maintains an account (or at which an account is maintained to which SDRC has access as to which deposits are made on behalf of SDRC), in each case listing the type of account, the account number therefor, and the names of all persons authorized to draw thereupon or have access thereto and lists the locations of all safe deposit boxes used by SDRC.

3.32. Government Contracts.

(a) Schedule 3.32(a) of the SDRC Disclosure Schedule sets forth a true and correct list of each Government Contract which is in effect as of the date hereof (including each Government Contract with a total contract value exceeding $100,000 which has been fully performed but has not yet been closed out) to which SDRC is a party and each Government Bid to which SDRC is a party and for which an award has not been issued 30 days or more prior to the date of this Agreement. With respect to each such Government Contract and Government Bid, Schedule 3.32(a) of the SDRC Disclosure Schedule lists (i) the SDRC internal job number, (ii) a description of such Government Contract or Government Bid and (iii) the total contract value or total estimated contract value.

(b) Except as set forth in Schedule 3.32(b) of the SDRC Disclosure Schedule: (A) SDRC has complied, in all material respects, with the terms and conditions of each Government Contract and Government Bid; (B) SDRC has complied in all material respects with the requirements of any statute, rule, regulation or policy pertaining to any such Government Contract or Government Bid; (C) all representations and certifications made by SDRC with respect to any such Government Contract or Government Bid were accurate in every material respect as of their effective date and SDRC has fully complied with all such representations and certifications in all material respects; and (D) no termination or default, cure notice, show cause notice, suspension of work notice or stop work order has been issued and remains unresolved with respect to any such Government Contract or Government Bid.

(c) Except as set forth in Schedule 3.32(c) of the SDRC Disclosure Schedule: (A) neither SDRC nor any of its directors, officers, employees, consultants or agents is (or during the last five years has been) under administrative, civil or criminal investigation or indictment by any Governmental Entity with respect to the conduct of the business of SDRC; (B) to the knowledge of SDRC and the Principal Stockholders, there is no pending audit or investigation of SDRC or any of its officers, employees or representatives, nor within the last five years has there been any audit or investigation of SDRC or any of its officers, employees or representatives, with respect to any alleged material irregularity, misstatement or omission arising under or relating to any Government Contract or Government Bid; and (C) during the last five years, SDRC has not made any voluntary disclosure in writing to any other Governmental Entity with respect to any material alleged irregularity, misstatement or omission arising under or relating to a Government Contract or Government Bid.

(d) Except as set forth in Schedule 3.32(d) of the SDRC Disclosure Schedule, there are (A) no outstanding material claims or requests for equitable adjustments against SDRC, either by any Governmental Entity or by any prime contractor, subcontractor, vendor or other third party arising under or relating to any Government Contract or Government Bid, and (B) no outstanding material claims, requests for equitable adjustments or disputes between SDRC, on the one hand, and any Governmental Entity, on the other hand, under the Contract Disputes Act or any other federal statute or between SDRC, on the one hand, and any prime contractor, subcontractor or vendor, on the other hand, arising under or relating to any such Government Contract or Government Bid.

(e) Except as set forth in Schedule 3.32(e) of the SDRC Disclosure Schedule, the Government Contracts are not the subject of bid or award protest proceedings, and, to the knowledge of SDRC and the Principal Stockholders, no Government Contract is reasonably likely to become the subject of bid or award protest proceedings.

(f) No Person has notified SDRC that any Governmental Entity intends to seek SDRC’s agreement to lower rates under any Government Contract or Government Bid.

(g) SDRC has never been, nor is now, suspended, debarred or otherwise ineligible or proposed for suspension or debarment from bidding on any Government Contract. No suspension or debarment actions with respect to Government Contracts have been commenced or to the knowledge of SDRC and the Principal Stockholders, threatened against SDRC or any of its officers or employees.

(h) No negative determination of responsibility has been issued against SDRC during the past three (3) years with respect to any quotation, bid or proposal for a Government Contract.

(i) Except as set forth on Schedule 3.32(i) of the SDRC Disclosure Schedule, to the knowledge of SDRC, since January 1, 2000, SDRC has not undergone and is not undergoing any audit, inspection, survey or examination of records by any Governmental Entity including but not limited to the General Accounting Office, the Defense Contract Audit Agency, any state or federal agency Inspector General, the contracting officer with respect to any Government Contract or the Department of Justice (including the United States Attorney General) relating to any Government Contract.

(j) SDRC is in compliance with all national security obligations, including, without limitation, those specified in the National Industrial Security Program Operating Manual, DOD 5220.22-M (January 1995). To the knowledge of SDRC and the Principal Stockholders, SDRC has not, within the last five (5) years, received any invalidation of a facility clearance or other adverse action of a Governmental Entity with respect to any facility clearance or any adverse determination with respect to personal security clearances for officers or directors of SDRC.

(k) Neither SDRC nor any Principal Stockholder has knowledge of any claim, potential claim or potential liability for defective pricing, false statements or false claims with respect to any of their Government Contracts.

(l) Except as set forth on Schedule 3.32(l) of the SDRC Disclosure Schedule, (i) SDRC is not a party, and since December 31, 2001, has not been a party, to any task order or delivery order, under a multiple award schedule contract or any other Government Contract, where the goods or services purchased, or identified to be purchased, by a Governmental Entity under such task order or delivery order are or were not clearly described in the statement of work contained in the multiple award schedule contract or other Government Contract under which the task order or delivery order was issued; (ii) SDRC does not sell, and since December 31, 2001 has not sold, any goods or services to any Governmental Entity that are, or were, not clearly described in the statement of work of a valid Government Contract pursuant to which the goods or services were delivered to the Governmental Entity; and (iii) there has been no allegation, charge, finding, investigation or report (internal or external to SDRC) to the effect that SDRC has been, or may have been, a party to a task order or delivery order under the circumstances described in clause (i) above, or sold goods or services to a Governmental Entity under the circumstances described in clause (ii) above.

(m) For purposes of this Agreement,

(i) "Government Bid” shall mean any offer made by SDRC prior to the Closing Date which, if accepted, would result in a Government Contract.

(ii) "Government Contract” shall mean any prime contract, subcontract, teaming agreement or arrangement, joint venture, basic ordering agreement, pricing agreement, letter contract or other similar arrangement of any kind, between SDRC, on the one hand, and (a) any Governmental Entity, (b) any prime contractor of a Governmental Entity in its capacity as a prime contractor, or (c) any subcontractor with respect to any contract of a type described in clauses (a) or (b) above, on the other hand. A task, purchase or delivery order under a Government Contract shall not constitute a separate Government Contract, for purposes of this definition, but shall be part of the Government Contract to which it relates.

3.33. Permits. SDRC owns or possesses all rights, title and interests in all Permits required to own its assets and conduct its business as now being conducted and as presently proposed to be conducted. All Permits of SDRC are listed on Schedule 3.33 of the SDRC Disclosure Schedule and are valid and in full force and effect. No loss or expiration of any Permit is pending or, to the knowledge of any Principal Stockholder or SDRC, threatened or reasonably foreseeable (including, without limitation, as a result of the transactions contemplated hereby) other than expiration in accordance with the terms thereof, which terms do not expire as a result of the consummation of the transactions contemplated hereby. For purposes of this Agreement, “Permits” shall mean all federal, state, local or foreign permits, grants, easements, consents, approvals, authorizations, exemptions, licenses, franchises, certificates, or orders of, any Governmental Entity or any other person or entity, required for SDRC to own its assets or conduct SDRC’s business as is now being conducted.

3.34. Certain Loans and Other Transactions. No present or former director, officer or employee (or person or entity affiliated with any such director, officer or employee) of SDRC owes money to SDRC pursuant to a loan or other arrangement, other than in the ordinary course of business.

3.35. Representations Complete. None of the representations or warranties made by SDRC or the Principal Stockholders herein or in any Schedule hereto, including the SDRC Disclosure Schedule, or certificate furnished by SDRC or the Principal Stockholders pursuant to this Agreement, when all such documents are read together in their entirety, contains any untrue statement of a material fact, or omits or will omit at the Effective Time to state any material fact necessary in order to make the statements contained herein or therein, in the light of the circumstances under which made, not misleading, which statement or omission would have a Material Adverse Effect on SDRC.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF ACQUIROR

Except as disclosed in a document of even date herewith and delivered by Acquiror to SDRC prior to the execution and delivery of this Agreement (the “Acquiror Disclosure Schedule”), Acquiror and Merger Sub represent and warrant to SDRC as follows:

4.1. Organization, Standing and Power. Acquiror and Merger Sub are corporations duly organized, validly existing and in good standing under the Laws of the State of Delaware. Each of Acquiror and Merger Sub has the corporate power to own its properties and to carry on its business as now being conducted and as proposed to be conducted and is duly qualified to do business and is in good standing in each jurisdiction in which the failure to be so qualified and in good standing would have a Material Adverse Effect on Acquiror. Neither Acquiror nor Merger Sub is in violation of any of the provisions of its Certificate or Certificate of Incorporation or Bylaws.

4.2. Authority. Each of Acquiror and Merger Sub has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Acquiror and Merger Sub. This Agreement has been duly executed and delivered to Acquiror and Merger Sub and constitutes the valid and binding obligation of each of Acquiror and Merger Sub, enforceable against each of Acquiror and Merger Sub in accordance with its terms. The execution and delivery of this Agreement do not, and the consummation of the transactions contemplated hereby will not, conflict with, or result in any violation of, or default under (with or without notice or lapse of time, or both), or give rise to a right of termination, cancellation or acceleration of any obligation or loss of a benefit under (i) any provision of the Certificate or Certificate of Incorporation or Bylaws of Acquiror or Merger Sub or (ii) any mortgage, indenture, lease, contract or other agreement or Law applicable to Acquiror or Merger Sub or their properties or assets. No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity, is required by or with respect to Acquiror or Merger Sub in connection with the execution and delivery of this Agreement by Acquiror and Merger Sub or the consummation by Acquiror and Merger Sub of the transactions contemplated hereby, except for: (i) the filing of the Certificate of Merger, as provided in Section 1.2; (ii) any filings as may be required under applicable federal and state securities Laws and the securities Laws of any foreign country; (iii) such filings as may be required as a consequence of the Acquiror IPO; and (iv) such other consents, authorizations, filings, approvals and registrations which, if not obtained or made, would not have a Material Adverse Effect on Acquiror or Merger Sub and would not prevent, materially alter or delay any of the transactions contemplated by this Agreement.

4.3. Broker’s and Finders’ Fees. Acquiror and Merger Sub have not incurred, nor will they incur, directly or indirectly, any liability for brokerage or finders’ fees or agents’ commissions or investment bankers’ fees or any similar charges in connection with this Agreement or any transaction contemplated hereby.

ARTICLE V

CONDUCT PRIOR TO THE EFFECTIVE TIME

5.1. Conduct of Business of SDRC. Subject to the limitations set forth in Section 5.2, the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Effective Time, SDRC agrees (except to the extent expressly contemplated by this Agreement or as consented to in writing by the other) to carry on its business in the usual, regular and ordinary course in substantially the same manner as heretofore conducted. Subject to the limitations set forth in Section 5.2, SDRC further agrees to pay debts and Taxes when due subject (i) to good faith disputes over such debts or Taxes and (ii) to Acquiror’s consent to the filing of material Tax Returns if applicable, to pay or perform other obligations when due, and to use all reasonable efforts consistent with past practice and policies to preserve intact its present business organizations, and use its reasonable efforts to keep available the services of its present officers and key employees and preserve its relationships with customers, suppliers, distributors, licensors, licensees, and others having business dealings with it, to the end that its goodwill and ongoing businesses shall be unimpaired at the Effective Time.

5.2. Covenants of SDRC. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Effective Time, except as set forth in the SDRC Disclosure Schedule or as expressly contemplated by this Agreement, SDRC shall not do, cause or permit any of the following, or allow, cause or permit any of its subsidiaries to do, cause or permit any of the following, without the prior written consent of Acquiror;

(a) Charter Documents. Cause or permit any amendments to its Certificate of Incorporation or Bylaws or other equivalent organizational documents;

(b) Material Contracts. Enter into any contract or commitment which would be required to be set forth as a Material Contract on Schedule 3.26 to the SDRC Disclosure Schedule if it had been entered into prior to the date hereof, or violate, amend or otherwise modify or waive any of the terms of any such material contracts, other than in the ordinary course of business consistent with past practice;

(c) Intellectual Property. Transfer to any person or entity any rights to SDRC Intellectual Property other than in the ordinary course of business consistent with past practice;

(d) Exclusive Rights. Enter into or amend any agreements pursuant to which any other party is granted exclusive marketing or other exclusive rights of any type or scope with respect to any of its products or technology;

(e) Dispositions. Sell, lease, license or otherwise dispose of or encumber any of its properties or assets which are material, individually or in the aggregate, to its business, taken as a whole, except for sales or licenses of products in the ordinary course of business consistent with past practice;

(f) Indebtedness. Incur any indebtedness for borrowed money or guarantee any such indebtedness or issue or sell any debt securities or guarantee any debt securities of others, otherwise than in connection with a loan from Acquiror;

(g) Leases. Enter into any operating lease with aggregate payments required thereunder in excess of $100,000;

(h) Payment of Obligations. Pay, discharge or satisfy in an amount in excess of $20,000 in any one case or $100,000 in the aggregate, any claim, liability or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise) arising other than in the ordinary course of business, other than the payment, discharge or satisfaction of liabilities reflected or reserved against the SDRC Financial Statements or disclosed on Schedule 5.2 to the SDRC Disclosure Schedule;

(i) Capital Expenditures. Make any capital expenditures, capital additions or capital improvements except in the ordinary course of business and consistent with past practice;

(j) Insurance. Materially reduce the amount of any material insurance coverage provided by existing insurance policies;

(k) Termination of Waiver. Terminate or waive any right or rights which individually or in the aggregate would reasonably be expected to be material in value to SDRC, other than in the ordinary course of business;

(l) Employee Benefit Plans; New Hires; Pay Increases. Adopt or amend any employee benefit (except as expressly contemplated by this Agreement), or hire any new director level or officer level employee, pay any special bonus or special remuneration to any employee or director or increase the salaries or wage rates of its employees other than pursuant to normal adjustments in accordance with past practice and except as provided on Schedule 5.2;

(m) Severance Arrangements. Grant, pay or agree to any provisions regarding severance or termination pay to any director, officer or other employee except as provided on Schedule 5.2;

(n) Lawsuits. Commence an Action or take any action in connection with any existing or threatened Action other than (i) for the routine collection of bills, (ii) in such cases where it in good faith determines that failure to commence an Action or take such action would result in the material impairment of a valuable aspect of its business, the waiver of any right or claim, and/or the violation of any statute of limitations, statutory or judicial deadline, provided that it consults with Acquiror prior to the filing of such an Action or taking of such action, or (iii) for breach of this Agreement or any other agreement between Acquiror and SDRC;

(o) Acquisitions. Acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets which are material, individually or in the aggregate, to its business;

(p) Taxes. Other than in the ordinary course of business, make or change any material election in respect of Taxes, adopt or change any accounting method in respect of Taxes, file any material Tax Return or any amendment to a material Tax Return, enter into any closing agreement, settle any claim or assessment in respect of Taxes, or consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes;

(q) Revaluation. Revalue any of its assets, including without limitation writing down the value of inventory or writing off notes or accounts receivable other than in the ordinary course of business; or

(r) Other. Take or agree in writing or otherwise to take, any of the actions described in Sections 5.2(a) through (q) above, or any action which would make any of its representations or warranties contained in this Agreement untrue or incorrect or prevent it from performing or cause it not to perform its covenants hereunder.

ARTICLE VI

ADDITIONAL AGREEMENTS

6.1. No Solicitation. In consideration of the mutual covenants and agreements set forth herein, SDRC agrees that SDRC shall not directly or indirectly, individually or through any representative of SDRC, solicit or encourage (including by way of furnishing information) the initiation of any inquiries or proposals regarding any merger, sale of assets, sale of shares of capital stock or similar transaction involving SDRC (any of the foregoing inquiries being referred to herein as an “Acquisition Proposal”). SDRC shall cease and cause to be terminated any existing discussions or negotiations with any parties (other than Acquiror) conducted heretofore with respect to any of the foregoing and SDRC agrees not to release any third party from any confidentiality or standstill agreement to which SDRC is a party as of the date hereof. From and after the date of this Agreement, SDRC will notify the Acquiror of any such Acquisition Proposal promptly after receipt of the same by SDRC’s officers, directors, employees or affiliates (whether received directly or through any lender, investment banking firm or other agent).

6.2. Retention Agreements and Consulting Agreement. SDRC shall obtain executions by (a) at least 15 of the 18 employees of SDRC agreed by the parties to be important to the ongoing success of the business, as listed on Schedule 6.2(a) of the SDRC Disclosure Schedule, of the Retention Agreement in substantially the form attached as Exhibit B, (b) all of the employees of SDRC that will be employed by Acquiror or Surviving Corporation after the Closing, of Acquiror’s standard Employee Confidentiality and Invention Assignment Agreement and (c) Thomas Seay of a Consulting Agreement substantially consistent with the terms and conditions of his current arrangement with SDRC, in a form acceptable to Acquiror in its discretion.

6.3. Access to Information.

(a) SDRC shall afford Acquiror and its accountants, counsel and other representatives, reasonable access during normal business hours during the period prior to the Effective Time to (i) all properties, books, contracts, commitments and records of SDRC, and (ii) all other information concerning the business, properties and personnel of SDRC as Acquiror may reasonably request. SDRC agrees to provide to Acquiror and its accountants, counsel and other representatives copies of internal financial statements promptly upon request.

(b) Subject to compliance with applicable Law, from the date hereof until the Effective Time, each of Acquiror and SDRC shall confer on a regular and frequent basis with one or more representatives of the other party to report operational matters of materiality and the general status of ongoing operations and transitional matters relating to employees.

(c) No information or knowledge obtained in any investigation pursuant to this Section 6.3 shall affect or be deemed to modify any representation or warranty contained herein or the conditions to the obligations of the parties to consummate the Merger.

6.4. Confidentiality; Public Announcements. The parties acknowledge that Acquiror and SDRC have previously executed a Non-Disclosure Letter Agreement dated April 3, 2006 (the "Confidentiality Agreement”), which Confidentiality Agreement shall continue in full force and effect in accordance with its terms and is incorporated here by reference. Neither Acquiror, SDRC nor any of the Stockholders shall make any public announcement regarding any aspect of this Agreement or the Merger without the prior written consent of the Acquiror and the Stockholders Representative, except to the extent Acquiror determines it is required to do so by Law, in which case Acquiror shall notify the Stockholders Representative as soon as possible in connection with such disclosure.

6.5. Consents; Cooperation. Each of Acquiror and SDRC shall promptly apply for or otherwise seek, and use its commercially reasonable efforts to obtain, all consents and approvals required to be obtained by it for the consummation of the Merger, as listed on Schedule 6.5 of the SDRC Disclosure Schedule, and shall use commercially reasonable efforts to obtain all necessary consents, waivers and approvals under any of its material contracts in connection with the Merger for the assignment thereof or otherwise, as listed on Schedule 6.5 of the SDRC Disclosure Schedule.

6.6. Legal Requirements. Each of Acquiror and SDRC will take all reasonable actions necessary to comply promptly with all legal requirements which may be imposed on them with respect to the consummation of the transactions contemplated by this Agreement and will promptly cooperate with and furnish information to any party hereto necessary in connection with any such requirements imposed upon such other party in connection with the consummation of the transactions contemplated by this Agreement and will take all reasonable actions necessary to obtain (and will cooperate with the other parties hereto in obtaining) any consent, approval, order or authorization of, or any registration, declaration or filing with, any Governmental Entity or other person, required to be obtained or made in connection with the taking of any action contemplated by this Agreement, as listed on Schedule 6.5 of the SDRC Disclosure Schedule.

6.7. Escrow Agreement. On or before the Effective Time, the Escrow Agent (as defined in Article IX hereto) will execute the Escrow Agreement contemplated by Article IX in substantially the form attached hereto as Exhibit C (the “Escrow Agreement”).

6.8. Expenses. Whether or not the Merger is consummated, all costs and expenses incurred by the Acquiror or SDRC in connection with this Agreement and the Merger and the transactions contemplated hereby and thereby shall be paid by the party incurring such expense.

6.9. Public Announcement. Upon execution of this Agreement, Acquiror and SDRC shall mutually agree on a public announcement relating to the transaction.

6.10. Further Assurances. Each of the parties to this Agreement shall use its commercially reasonable efforts to effectuate the transactions contemplated hereby and to fulfill and cause to be fulfilled the conditions to closing under this Agreement. Each party hereto, at the reasonable request of another party hereto, shall execute and deliver such other instruments and do and perform such other acts and things as may be necessary or desirable for effecting completely the consummation of this Agreement and the transactions contemplated hereby.

6.11. Retention Bonuses. At the Effective Time, Acquiror agrees to grant cash retention bonuses in the aggregate amount of $4,000,000 (collectively, the “Retention Bonuses”) to the SDRC employees as set forth on Schedule 6.11 to the Acquiror Disclosure Schedule, and subject to the terms and conditions set forth on Schedule 6.11 to the Acquiror Disclosure Schedule.

6.12. Options. Prior to the Effective Time, SDRC shall amend its stock option plans, and any option agreement, if necessary, to provide that, subject to consummation of the Merger, at the Effective Time, each then outstanding option to acquire capital stock of SDRC granted thereunder shall terminate and the holder thereof shall not have the right to receive any payment other than to the extent provided in Section 2.4 hereof in respect thereof.

6.13. Line of Credit. SDRC shall terminate its line of credit with California Bank and Trust effective as of the Closing.

6.14. Tail On D&O Insurance. SDRC shall procure a “tail” coverage on its existing Directors’ and Officers’ Insurance Policy to cover the actions of all current officers and directors of SDRC.

6.15. Consent and Proxy.(a) Consent. Each Principal Stockholder, in accordance with the DGCL and after reviewing this Agreement, hereby irrevocably consents to, adopts, authorizes and approves every action set forth in the Action by Written Consent of the Stockholders of SDRC attached hereto as Exhibit D (the “Consent”), which is being executed and delivered by each such Principal Stockholder concurrently herewith. Each Principal Stockholder hereby makes the foregoing consent, adoption, authorization and approval with respect to all of the shares of Common Stock set forth next to the name of such Principal Stockholder on Schedule 3.2 to the SDRC Disclosure Schedule by virtue of his, her or its execution and delivery of the Consent. In addition, if requested by the Acquiror, immediately prior to the Closing, each Principal Stockholder will irrevocably consent to, adopt, authorize and approve every action set forth in the Consent by executing another Action by Written Consent of the Stockholders of SDRC in the form of the Consent.

(b) Irrevocable Proxy.

(i) Each Principal Stockholder hereby grants to the Acquiror an irrevocable proxy to exercise, at any time and from time to time: (A) all rights and powers of such Principal Stockholder with respect to his, her or its shares of Common Stock to vote, give approvals, consents, call meetings, give, receive and waive notices of meetings, and grant proxies to others; and (B) without limitation of the rights and powers referred to in the preceding clause (A), all voting, approval, consent and waiver rights and powers that such Principal Stockholder possesses or may in the future possess as record and beneficial owner of his, her or its shares of Common Stock, in such manner as the Acquiror may, in its sole discretion, deem necessary or, in the Acquiror’s reasonable discretion, desirable in order to: (I) secure the consent, adoption and approval by the Stockholders of this Agreement and the terms and provisions hereof and the consummation by SDRC of the transactions contemplated hereby, including, without limitation, the Merger; and (II) prevent any other action, including, without limitation, any other merger and any consolidation, sale of assets or securities, reorganization or recapitalization, liquidation or winding up of SDRC or any other extraordinary transaction involving SDRC or any other corporate action the consummation of which could reasonably be expected to, directly or indirectly, frustrate the purposes of, or prevent or delay the consummation of, the transactions contemplated by this Agreement. By giving this proxy such Principal Stockholder hereby revokes all other proxies granted by such Principal Stockholder to vote any of his, her or its shares of Common Stock. The power and authority hereby conferred shall not be terminated by any act of such Principal Stockholder or by operation of Law, by lack of appropriate power or authority, or by the occurrence of any other event or events except the termination of this Agreement in accordance with its terms and shall be binding upon all such Principal Stockholder’s beneficiaries, distributees, successors, assigns and legal representatives. If, after execution of this Agreement, such Principal Stockholder shall cease to have appropriate power or authority, the Acquiror is nevertheless authorized and directed to vote each Principal Stockholder’s shares of Common Stock in accordance with the terms of this Agreement as if such lack of appropriate power or authority had not occurred and regardless of notice thereof. This proxy is irrevocable, is coupled with an interest and is granted in consideration of the Acquiror’s and Merger Sub’s entering into this Agreement. This proxy shall terminate upon the earlier to occur of (x) the filing of the Certificate of Merger pursuant to this Agreement, and (y) the termination of this Agreement in accordance with its terms.

(ii) Each Principal Stockholder agrees not to grant another proxy to any person or entity or to vote any of such Principal Stockholder’s shares of Common Stock in favor of the approval of any other merger, consolidation, sale of assets or securities, reorganization, recapitalization, liquidation or winding up of SDRC or any other extraordinary transaction involving SDRC or any matters in connection therewith, or any corporate action the consummation of which could reasonably be expected to, directly or indirectly, frustrate the purposes of, or prevent or delay the consummation of, the transactions contemplated by this Agreement. The obligations of each Principal Stockholder under this Section 6.15(b)(ii) shall terminate upon the earlier to occur of (x) the filing of the Certificate of Merger pursuant to this Agreement, and (y) the termination of this Agreement in accordance with its terms.

(iii) If the proxy granted in this Section 6.15 is invalid or is ineffective for any reason, each Principal Stockholder hereby irrevocably agrees to vote, give approvals, consents, call meetings, give, receive and waive notices of meetings, and grant proxies to others in such manner as the Acquiror may, in its sole discretion, deem necessary or, in the Acquiror’s reasonable discretion, desirable in order to secure the consent, adoption and approval by the Stockholders of this Agreement and the form, terms and provisions hereof and the consummation by SDRC of the transactions contemplated hereby, including, without limitation, the Merger. The obligations of each Principal Stockholder under this Section 6.15(b)(iii) shall terminate upon the earlier to occur of (x) the filing of the Certificate of Merger pursuant to this Agreement, and (y) the termination of this Agreement in accordance with its terms.

(iv) Except as contemplated by this Section 6.15, no Principal Stockholder shall be restricted from voting in favor of, against or abstaining with respect to any matter presented to the Stockholders.

(c) Delivery of Proxy. Each Principal Stockholder agrees that the Acquiror may deliver a copy of this Agreement to the Secretary of SDRC and to any inspector or judges of elections, transfer agents, registrars or others to whom the Acquiror wishes to give notice of the rights hereby granted.

(d) Waiver of Appraisal Rights. Each Principal Stockholder hereby irrevocably waives any and all appraisal rights or dissenters’ rights in connection with this Agreement and the form, terms and provisions thereof and the consummation by SDRC of the transactions contemplated thereby, including, without limitation, the Merger, to which such Principal Stockholder may otherwise be entitled in accordance with applicable Law in connection with the Merger.

(e) Stockholder Information Statement. Within two (2) business days after the execution of this Agreement, SDRC shall send the executed Consent along with an Information Statement, substantially in the form attached hereto as Exhibit E, to each Stockholder seeking such Stockholders’ consent to the transactions contemplated by this Agreement and including, among other things, material information regarding the Merger, an acknowledgment of each Stockholder’s ownership of capital stock in SDRC and a waiver by each Stockholder of any and all claims against SDRC and its successors in interest that arose prior to the date of the Information Statement. The Information Statement is being executed and delivered by each Principal Stockholder concurrently herewith.

6.16. Corporate Records. SDRC agrees to take any and all actions to provide evidence reasonably acceptable to Acquiror that all corporate actions previously taken by SDRC were properly approved in accordance with applicable Law.

6.17. FIRPTA. Prior to the Closing, SDRC shall deliver to Acquiror a notice that the SDRC Stock is not a “U.S. real property interest” in accordance with Treasury Regulations under Sections 897 and 1445 of the Code. If Acquiror does not receive the notice described above on or before the Closing Date, Acquiror, Merger Sub, SDRC or the Surviving Corporation shall be permitted to withhold from the payments to be made pursuant to this Agreement any required withholding tax under Section 1445 of the Code.

ARTICLE VII

CONDITIONS TO THE MERGER; CLOSING DOCUMENTS

7.1. Conditions to Obligations of Each Party to Effect the Merger. The respective obligations of each party to this Agreement to consummate and effect this Agreement and the transactions contemplated hereby shall be subject to the satisfaction prior to the Effective Time of each of the following conditions, any of which may be waived only in writing signed by all the parties hereto:

(a) Stockholder Approval. This Agreement and the Merger shall have been approved and adopted (including by written consent) by the Principal Stockholders before the execution of this Agreement.

(b) Governmental Approval. Acquiror and SDRC and their respective subsidiaries shall have timely obtained from each Governmental Entity all approvals, waivers and consents (including the satisfaction of any applicable waiting period), if any, necessary for consummation of or in connection with the Merger and the several transactions contemplated thereby.

(c) Escrow Agreement. Acquiror, SDRC and the Escrow Agent shall have entered into an Escrow Agreement substantially in the form attached hereto as Exhibit C.

7.2. Additional Conditions to Obligations of SDRC. The obligations of SDRC to consummate and effect this Agreement and the transactions contemplated hereby shall be subject to the satisfaction at or prior to the Closing Date of each of the following conditions, any of which may be waived only in writing signed by the party authorizing such waiver:

(a) Representations, Warranties and Covenants. Except as disclosed in the Acquiror Disclosure Schedule dated the date of this Agreement, (i) the representations and warranties of Acquiror in this Agreement shall be true and correct in all material respects (except for such representations and warranties that are qualified by their terms by a reference to materiality which representations and warranties as so qualified shall be true in all respects) on and as of the Closing Date as though such representations and warranties were made on and as of such date and (ii) Acquiror shall have performed and complied in all material respects with all covenants, obligations and conditions of this Agreement required to be performed and complied with by it as of the Closing Date.

(b) Certificate of Acquiror. SDRC shall have been provided with a certificate executed on behalf of Acquiror to the effect that, as of the Closing Date:

(i) except as disclosed in the Acquiror Disclosure Schedule dated the date of this Agreement, all representations and warranties made by Acquiror under this Agreement are true and complete in all material respects (except for such representations and warranties that are qualified by their terms by reference to materiality which representations and warranties as so qualified are true in all respects); and

(ii) all covenants, obligations and conditions of this Agreement to be performed by Acquiror on or before such date have been so performed in all material respects.

(c) No Material Adverse Changes. There shall not have occurred any event which has had a Material Adverse Effect with respect to Acquiror other than changes in general economic conditions or developments which are not unique to Acquiror but also affect other persons who participate or are engaged in the lines of business in which Acquiror participates or is engaged.

7.3. Additional Conditions to the Obligations of Acquiror and Merger Sub. The obligations of Acquiror and Merger Sub to consummate and effect this Agreement and the transactions contemplated hereby shall be subject to the satisfaction at or prior to the Closing Date of each of the following conditions, any of which may be waived, in writing, by Acquiror:

(a) Representations, Warranties and Covenants. Except as disclosed in the SDRC Disclosure Schedule dated the date of this Agreement (i) the representations and warranties of SDRC and Principal Stockholders in this Agreement shall be true and correct in all material respects (except for such representations and warranties that are (x) qualified by their terms by reference to materiality which representations and warranties as so qualified shall be true in all respects or (y) not then true and correct solely as a result of the taking of actions permitted by this Agreement, which representations and warranties shall be true and correct but for the taking of permitted actions) on and as of the Closing Date as though such representations and warranties were made on and as of such time and (ii) SDRC and Principal Stockholders shall have performed and complied in all material respects with all covenants, obligations and conditions of this Agreement required to be performed and complied with by each of them as of the Closing Date.

(b) Certificate of SDRC. Acquiror shall have been provided with a certificate executed on behalf of SDRC by its President and its Chief Financial Officer, and the Principal Stockholders, to the effect that, as of the Closing Date:

(i) Except as set forth in the SDRC Disclosure Schedule dated the date of this Agreement, all representations and warranties made by SDRC and Principal Stockholders under this Agreement are true and complete in all material respects (except for such representations and warranties that are (x) qualified by their terms by reference to materiality which representations and warranties as so qualified are true in all respects or (y) not then true and correct as a result of the taking of actions permitted by this Agreement or by third parties, which representations and warranties shall be true and correct but for the taking of such actions); and

(ii) All covenants, obligations and conditions of this Agreement to be performed by SDRC and Principal Stockholders on or before such date have been so performed in all material respects.

(c) Third Party Consents. Acquiror shall have been furnished with evidence satisfactory to it of the consent or approval of those persons whose consent or approval shall be required in connection with the Merger including, but not limited to, the consents, approvals or other instruments required under Section 6.5 and Section 6.6, as listed on Schedule 6.5 of the SDRC Disclosure Schedule.

(d) Injunctions or Restraints on Conduct of Business. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other Governmental Entity limiting or restricting Acquirer’s conduct or operation of the business of SDRC following the Merger shall be in effect, nor shall any proceeding brought by an administrative agency or commission or other Governmental Entity, domestic or foreign, seeking the foregoing be pending.

(e) No Material Adverse Changes. There shall not have occurred any event which has had a Material Adverse Effect with respect to SDRC.

(f) Resignation of Directors and Officers. The directors and officers of SDRC in office immediately prior to the Effective Time shall have resigned as directors and officers, as applicable, of SDRC effective as of the Effective Time.

(g) Certificates of Good Standing. SDRC shall, prior to the Closing Date, provide Acquiror a certificate from the Secretary of State of Delaware and California, and from each other jurisdiction in which SDRC or any subsidiary is qualified to do business, as to SDRC’s or any subsidiary’s good standing and payment of all applicable taxes.

(h) Retention Agreements and Consulting Agreement. At least 15 of the 18 employees of SDRC listed on Schedule 6.2(a) of the SDRC Disclosure Schedule shall have entered into a Retention Agreement substantially in the form attached as Exhibit B. All of the employees of SDRC that will be employed by Acquiror or Surviving Corporation after the Closing, shall have entered into Acquiror’s standard Employee Confidentiality and Invention Assignment Agreement. Thomas Seay shall have entered into a Consulting Agreement substantially consistent with the terms and conditions of his current arrangement with SDRC, in a form acceptable to Acquiror in its discretion.

(i) Closing Date Balance Sheet. The Closing Date Balance Sheet shall be acceptable to Acquiror in accordance with the terms and conditions of Section 2.6.

(j) Corporate Records. The Corporate Records shall be acceptable to Acquiror in accordance with the terms and conditions of Section 6.16.

7.4. Documents to be Delivered by SDRC, Principal Stockholders and Stockholders Representative. Prior to or simultaneously with the Closing, SDRC, Principal Stockholders and Stockholders Representative shall deliver to Acquiror, unless waived, in writing, by Acquiror:

(a) a letter of transmittal duly completed and validly executed by each Principal Stockholder accompanied by the Certificates representing the SDRC Stock, held by the Principal Stockholders, all of whom have voted, as of the Closing Date, to authorize this Agreement and the transactions contemplated hereby;

(b) the stock book, stock ledger, minute book and corporate seal of SDRC;

(c) copies of resolutions of SDRC’s Board of Directors and Stockholders authorizing the execution, delivery and performance of this Agreement and the transactions contemplated hereby, and of SDRC’s Certificate of Incorporation and Bylaws, as amended, all as certified by SDRC’s corporate secretary;

(d) a certificate executed by SDRC attesting that SDRC and each of the Principal Stockholders has complied with all conditions set forth in Sections 7.1 and 7.3 hereof, including reasonable evidence thereof, or indicating with specificity any respects in which those conditions have not been complied with, in a form reasonably satisfactory to the Acquiror;

(e) the Retention Agreements, Employee Confidentiality and Invention Assignment Agreements, and Consulting Agreement referenced in Section 6.2, duly executed by each of the persons required by Acquiror to so execute the agreements;

(f) evidence reasonably satisfactory to Acquiror that holders of SDRC stock options and stock bonuses have agreed to the treatment of such SDRC stock options and stock bonuses in a manner consistent with this Agreement for which neither Acquiror nor Surviving Corporation have any liability, by entering into the Option Amendment and Release Agreements;

(g) evidence reasonably satisfactory to Acquiror that SDRC has terminated its line of credit as described in Section 6.13;

(h) evidence reasonably satisfactory to Acquiror and Stockholders Representative that SDRC has procured the “tail” insurance described in Section 6.14, and the total amount thereof;

(i) evidence reasonably satisfactory to Acquiror that SDRC has provided the Corporate Records described in Section 6.16;

(j) an opinion from counsel to SDRC and Principal Stockholders, addressed to Acquiror and its successors, and dated as of the Closing Date, in the form attached hereto as Exhibit F;

(k) a closing statement setting forth the distribution and flow of the Merger Consideration, in a form reasonably acceptable to Acquiror, setting forth the amounts to be paid at the Closing such as Transaction Expenses and Escrow Fund, and a final list of all Equity Holders including the amounts to be paid to each Equity Holder as of the Closing as well as each Equity Holder’s Pro Rata Portion;

(l) copies of all proposed amended Tax Teturns and filings related to the issuance of options to acquire Common Stock, which are to be filed immediately following the Closing;

(m) evidence that SDRC has complied with applicable Laws related to the transactions contemplated hereby, in accordance with the DGCL;

(n) evidence that a copy of the Consent and Information Statement has been sent to all Stockholders; and

(o) signature cards from the banks and other financial institutions of SDRC endorsed by the requisite persons such that the current signatories will be replaced with signatories authorized and designated by the Acquiror.

ARTICLE VIII

TERMINATION, AMENDMENT AND WAIVER

8.1. Termination. At any time prior to the Effective Time, whether before or after approval of the matters presented in connection with the Merger by the Stockholders, this Agreement may be terminated:

(a) By mutual consent duly authorized by the Board of Directors of Acquiror, Merger Sub, and SDRC;

(b) By either Acquiror or SDRC if the Closing shall not have occurred on or before August 31, 2006, provided, that a later date may be agreed upon in writing by the parties hereto, and provided further that the right to terminate this Agreement under this Section 8.1(b) shall not be available to a party in the event an action or failure to act on the part of the other party or its stockholders has been the cause or resulted in the failure of the Merger to occur on or before such date and such action or failure to act constitutes a breach of this Agreement;

(c) By Acquiror, if: (i) SDRC or any Principal Stockholder shall breach in any material respect any representation, warranty, obligation or agreement hereunder (unless any such representation, warranty, obligation or agreement is qualified by materiality, then such breach shall be deemed to have occurred if SDRC breached such provision in any respect) and such breach shall not have been cured within five (5) business days of receipt by SDRC or such Principal Stockholder, as applicable, of written notice of such breach (provided that the right to terminate this Agreement by Acquiror under this Section 8.1(c) shall not be available to Acquiror where Acquiror is at that time in breach in any material respect (unless any such representation, warranty, obligation or agreement is qualified by materiality, then such breach shall be deemed to have occurred if Acquiror breached such provision in any respect) of this Agreement); or (ii) the Board of Directors of SDRC shall have withdrawn or modified its recommendation of this Agreement or the Merger in a manner adverse to Acquiror or shall have resolved to do any of the foregoing;

(d) By SDRC, if Acquiror shall breach in any material respect any representation, warranty, obligation or agreement hereunder (unless any such representation, warranty, obligation or warranty is qualified by materiality, then such breach shall be deemed to have occurred if Acquiror breached such provision in any respect) and such breach shall not have been cured within five (5) business days following receipt by Acquiror of written notice of such breach (provided that the right to terminate this Agreement by SDRC under this Section 8.1(d) shall not be available to SDRC where SDRC is at that time in breach in any material respect (unless any such representation, warranty, obligation or agreement is qualified by materiality, then such breach shall be deemed to have occurred if SDRC breached such provision in any respect) of this Agreement);

(e) By Acquiror if (i) any permanent injunction or other order of a court or other competent authority preventing the consummation of the Merger shall have become final and nonappealable or (ii) if any required approval of the Stockholders shall not have been obtained; or

(f) By SDRC if any permanent injunction or other order of a court or other competent authority preventing the consummation of the Merger shall have become final and nonappealable.

8.2. Effect of Termination. In the event of termination of this Agreement as provided in Section 8.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of Acquiror or SDRC or their respective officers, directors, stockholders or affiliates, except to the extent such termination results from the intentional breach by a party hereto of any of its representations, warranties or covenants set forth in this Agreement, provided that the provisions of Section 2.7 (Stockholders Representative), 6.4 (Confidentiality; Public Announcements), 6.8 (Expenses), 10.2 (Notices), 10.8 (Governing Law) and this Section 8.2 shall remain in full force and effect and survive any termination of this Agreement.

8.3. Amendment. The parties hereto may cause this Agreement to be amended at any time by execution of an instrument in writing signed on behalf of each of the parties hereto.

8.4. Extension; Waiver. At any time prior to the Effective Time any party hereto may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any of the agreements or conditions for the benefit of such party contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

ARTICLE IX

ESCROW AND INDEMNIFICATION

9.1. Escrow Fund. As soon as practicable after the Effective Time, Acquiror shall deposit with Comerica Bank, as escrow agent (the “Escrow Agent”), an aggregate cash payment of Five Million Dollars ($5,000,000) out of the Merger Consideration, such deposit to constitute the Escrow Fund (the “Escrow Fund”) and to be governed by the terms set forth herein and in the Escrow Agreement attached hereto as Exhibit C. The Escrow Fund shall be available to compensate Acquiror for any and all losses, costs, damages, liabilities, expenses, claims, obligations and costs, including reasonable attorneys’, accountants’ and other experts’ fees and the amount of any judgment and interest arising from claims, demands, Actions, and causes of action (collectively, “Damages”) arising out of any misrepresentation or breach of or default in connection with any of the representations, warranties, covenants and agreements given or made by SDRC, the Stockholders Representative or the Principal Stockholders in this Agreement, the SDRC Disclosure Schedule, any exhibit or schedule to this Agreement or any certificate or other written instrument of SDRC delivered in connection herewith (each an “Indemnifiable Matter”); provided, however, for purposes of determining if there is any such Indemnifiable Matter, for purposes of calculating any Damages arising from such misrepresentation, such representation and warranty shall be read as if it were not qualified by any concept of “material,” “materiality,” “Material Adverse Effect” or similar qualification). Acquiror and SDRC each acknowledge that such Damages, if any, would relate to unresolved contingencies existing at the Effective Time, which if resolved at the Effective Time would have led to a reduction in the Merger Consideration Acquiror would have agreed to pay in connection with the Merger.

9.2. Indemnification.(a) After the Closing, each of SDRC, the Principal Stockholders and the Stockholders Representative, all jointly and severally, agrees to indemnify, defend and hold each of Acquiror, Merger Sub and the Surviving Corporation (the “Acquiror Indemnitees”) harmless from any Damages suffered or paid, directly or indirectly, as a result of, in connection with, or arising out of:

(i) the Indemnifiable Matters;

(ii) any (A) payment (whether by settlement or as required by any court order) by the Surviving Corporation or Acquiror to any dissenting stockholder of SDRC in excess of the amount such stockholder would have received pursuant to the terms of this Agreement with respect to the equity securities that are the subject of such dissent or (B) appraisal rights proceeding;

(iii) any claim by a person who was a stockholder, warrantholder or optionholder of SDRC prior to the Effective Time, seeking to assert, or based upon: (A) ownership or rights to ownership of any shares of capital stock of SDRC issued prior to the Effective Time (other than the right to receive the consideration pursuant to this Agreement or appraisal rights under the applicable provisions of the DGCL); (B) any claim that his, her or its shares of capital stock of SDRC, warrants or options were wrongfully issued, repurchased or terminated by SDRC; or (C) the fact that the Tax treatment to such holder of capital stock, warrants or options resulted in Taxes, penalties or interest, or an expense related thereto due by such holder;

(iv) any Transaction Expenses; or

(v) any review of the treatment by SDRC of the Special Claims by the Defense Contract Audit Agency.

(b) After the Closing, each of Acquiror and the Surviving Corporation, jointly and severally, agrees to indemnify, defend and hold the Stockholders harmless from Damages suffered or paid, directly or indirectly, as a result of, in connection with, or arising out of (i) the failure of any representation or warranty made by Acquiror or Merger Sub in this Agreement to be true and correct as of the date of this Agreement, (ii) any breach by Acquiror of any of its covenants or agreements contained herein, or (iii) any breach by the Surviving Corporation (including by way of being the successor of Merger Sub and SDRC) of any of its covenants or agreements contained herein which are to be performed by the Surviving Corporation after the Closing Date.

9.3. Exclusive Remedy. Except as provided in this Section 9.3, other than for equitable remedies, willful breaches of covenants, representations and warranties and fraud, indemnification pursuant to the provisions of this Article IX shall be the exclusive remedy for the parties hereto for any misrepresentation or breach of any warranty, covenant or other provision contained in this Agreement or in any certificate or written instrument delivered in connection herewith. No Equity Holder shall have any right of contribution against SDRC or the Surviving Corporation with respect to any amounts payable as a result of the indemnification obligations set forth in Section 9.2(a) hereof.

9.4. Damages Thresholds. The Acquiror Indemnitees shall not be entitled to recover any Damages under this Article IX unless and until an Officer’s Certificate or Certificates (as defined in Section 9.6 below) satisfying the requirements of Section 9.6(a)(1) and (ii) and identifying Damages the aggregate amount of which exceeds One Hundred Thousand Dollars ($100,000) (the “Basket Amount”) has been delivered to the Stockholders Representative, in which case Acquiror Indemnitees shall be entitled to recover any Damages in excess of such amount, and the Acquiror Indemnitees will be entitled to recover no more than Five Million Dollars ($5,000,000) (the “Cap Amount”), in the aggregate, with respect to Damages pursuant to Section 9.2(a)(i); provided, however, that the Basket Amount and Cap Amount shall not be available for Damages arising out of or resulting from the indemnification obligation with respect to (a) the matters set forth in Section 9.2(a)(ii) through and including (v), (b) the breach or inaccuracy of any representation or warranty contained in Sections 3.1 (Organization, Standing and Power), 3.2 (Capital Structure), 3.3 (Authority), 3.9(b) (Title (as to SDRC Stock)) and 3.24 (Board Approval) hereof, or (c) any claim based upon fraud.

9.5. Escrow Period. The escrow period shall terminate at the expiration of 24 months after the Effective Time (the “Escrow Period”) and upon such termination the amounts remaining in the Escrow Fund shall be released and delivered to the Stockholders Representative on behalf of the Equity Holders; provided, however, that a portion of the Escrow Fund, which is necessary to satisfy any unsatisfied claims specified in any Officer’s Certificate (defined in Section 9.6 below) theretofore delivered to the Escrow Agent prior to termination of the Escrow Period with respect to facts and circumstances existing prior to expiration of the Escrow Period, shall remain in the Escrow Fund until such claims have been resolved.

9.6. Claims upon Escrow Fund. Upon receipt by the Escrow Agent on or before the last day of the Escrow Period of a certificate signed by any officer of Acquiror (an “Officer’s Certificate”):

(a) stating that Damages exist, the amount thereof and the name of the Acquiror Indemnitee(s) entitled thereto, and

(b) specifying in reasonable detail the individual items of such Damages included in the amount so stated, the date each such item was paid, or properly accrued or arose, the nature of the misrepresentation, breach of warranty or claim to which such item is related, the Escrow Agent shall, subject to the provisions of Sections 9.7 and 9.8 below, deliver to Acquiror out of the Escrow Fund, as promptly as practicable an amount equal to such Damages.

9.7. Objections to Claims. At the time of delivery of any Officer’s Certificate to the Escrow Agent, a duplicate copy of such Officer’s Certificate shall be delivered to the Stockholders Representative and for a period of thirty (30) days after such delivery to the Escrow Agent of such Officer’s Certificate, the Escrow Agent shall make no delivery of funds pursuant to Section 9.6 hereof unless the Escrow Agent shall have received written authorization from the Stockholders Representative to make such delivery. After the expiration of such thirty (30) day period, the Escrow Agent shall make delivery of the funds in the Escrow Fund in accordance with Section 9.6 hereof, provided that no such payment or delivery may be made if the Stockholders Representative shall object in a written statement to the claim made in the Officer’s Certificate, and such statement shall have been delivered to the Escrow Agent and to Acquiror prior to the expiration of such thirty (30) day period.

9.8. Resolution of Conflicts; Arbitration.

(a) If after such thirty (30) day period there remains a dispute as to any claims, the Stockholders Representative and Acquiror shall attempt in good faith for thirty (30) days thereafter to agree upon the rights of the respective parties with respect to each of such claims. If the Stockholders Representative and Acquiror should so agree, a memorandum setting forth such agreement shall be prepared and signed by both parties and shall be furnished to the Escrow Agent. The Escrow Agent shall be entitled to rely on any such memorandum and shall distribute or withhold funds from the Escrow Fund in accordance with the terms thereof.

(b) If no such agreement can be reached after good faith negotiation after expiration of the second 30-day period provided above, either Acquiror or the Stockholders Representative may, by written notice to the other, demand arbitration of the matter unless the amount of the damage or loss is at issue in pending litigation with a third party, in which event arbitration shall not be commenced until such amount is ascertained or both parties agree to arbitration; and in either such event the matter shall be settled by arbitration conducted by one (1) arbitrator selected by the American Arbitration Association. The decision of the arbitrators as to the validity and amount of any claim in such Officer’s Certificate shall be binding and conclusive upon the parties to this Agreement, and notwithstanding anything in this Section 9.8, the Escrow Agent shall be entitled to act in accordance with such decision and make or withhold payments out of the Escrow Fund in accordance therewith.

(c) Judgment upon any award rendered by the arbitrator may be entered in any court having jurisdiction. Any such arbitration shall be held in San Diego, California, under the complex commercial rules then in effect of the American Arbitration Association. For purposes of the last sentence of this Section 9.8(c), in any arbitration hereunder in which any claim or the amount thereof stated in the Officer’s Certificate is at issue, Acquiror shall be deemed to be the "Non-Prevailing Party” unless the arbitrators award Acquiror more than three-fifths (3/5) of the amount in dispute, plus any amounts not in dispute; otherwise, the Stockholders Representative shall be deemed to be the “Non-Prevailing Party” (with the following payments to be made from the Escrow). The Non-Prevailing Party to an arbitration shall pay its own expenses, the fees of each arbitrator, the administrative fee of the American Arbitration Association, and the expenses, including without limitation, attorneys’ fees and costs, reasonably incurred by the other party to the arbitration.

9.9. Third-Party Claims.

(a) In the event Acquiror becomes aware of a third-party claim which Acquiror believes may result in a demand for indemnification (“Indemnified Claim”), Acquiror shall promptly notify the Stockholders Representative of such Indemnified Claim. The failure to give such notice shall not, however, relieve the Stockholders Representative of its indemnification obligations except to the extent that the indemnifying party is actually harmed thereby.

(b) The Acquiror shall have the right to defend and to direct the defense against any such Indemnified Claim wherein it or any other Acquiror Indemnitee is the indemnified party (each a "Acquiror Defended Claim”) with counsel selected by Acquiror; provided, however, in the event the Stockholders Representative is the indemnifying parties, Acquiror shall not have the right to defend or direct the defense of such Indemnified Claim, and the same shall not be an Acquiror Defended Claim, and the Stockholders Representative may defend or compromise such Indemnified Claim, if: (i) there is a conflict of interest between the Acquiror Indemnitees and the Stockholders in the conduct of such defense; or (ii) such Indemnified Claim seeks solely an injunction or other equitable relief against one or more of the Stockholders. If the Acquiror elects to compromise or defend such Indemnified Claim, Acquiror shall within thirty (30) days (or sooner, if the nature of the Indemnified Claim so requires) notify the Stockholders Representative of its intent to do so, and thereafter the Indemnified Claim shall also be a Acquiror Defended Claim. If the Acquiror elects not to compromise or defend such Indemnified Claim, or fails to notify the Stockholders Representative of its election as herein provided, the Indemnified Claim shall not be a Acquiror Defended Claim and Stockholders Representative may at its sole expense, pay, compromise or defend such Indemnified Claim; provided, however, that notwithstanding the foregoing, the Acquiror shall not be required to refrain from paying any claim which has matured by a court judgment or decree, unless an appeal is duly taken therefrom and exercise thereof has been stayed, nor shall it be required to refrain from paying any claim where the delay in paying such claim would result in the foreclosure of a Lien upon any of the property or assets then held by an Acquiror Indemnitee or where any delay in payment would cause any of the Acquiror Indemnitees a material economic loss. The fees and disbursements of Acquiror’s counsel shall be at the expense of the Stockholders Representative.

(c) So long as the Acquiror is conducting the defense of the Indemnified Claim in accordance with Section 9.9(b), (i) the Stockholders Representative may retain separate co-counsel at its sole cost and expense and participate in the defense of the Indemnified Claim, (ii) the Stockholders Representative will not consent to the entry of any judgment or enter into any compromise with respect to the Indemnified Claim without the prior written consent of the Acquiror (not to be withheld unreasonably), and (iii) the Acquiror will not consent to the entry of any judgment or enter into any compromise with respect to the Indemnified Claim without the prior written consent of the Stockholders Representative (not to be withheld unreasonably).

9.10. No Claims Based on Consented Breaches. The indemnification obligations of the Stockholders Representative immediately prior to the Effective Time pursuant to this Article IX shall not apply to any Damages arising out of any misrepresentation, breach or default in connection with any of the representations, warranties, covenants or agreements given or made by SDRC in this Agreement, the SDRC Disclosure Schedule or any exhibit or schedule to this Agreement to the extent such misrepresentation, breach or default has been specifically identified and explained in writing by SDRC in a Notice of Breaches certified by the President of SDRC and delivered by SDRC and been accepted in writing by, the Chief Financial Officer of Acquiror prior to the Closing Date.

9.11. Adjustment to Purchase Price. Any indemnification payable pursuant to this Article IX shall be treated for Tax purposes as an adjustment to the amount of Merger Consideration.

ARTICLE X

GENERAL PROVISIONS

10.1. Survival of Representations, Warranties and Agreements. The representations, warranties and agreements of each party hereto shall remain operative and in full force and effect regardless of any investigation made by or on behalf of any other party hereto, any person controlling any such party or any of their officers or directors, whether prior to or after the execution of this Agreement. The representations and warranties of each party hereto shall survive the execution and delivery of this Agreement until the expiration of the Escrow Period; provided, however that (a) the representations and warranties set forth in Sections 3.1 (Organization, Standing and Power), 3.2 (Capital Structure), 3.3 (Authority), 3.8 (Governmental Authorization), 3.9(b) (Title (as to SDRC Stock)), 3.11 (Environmental Matters), 3.12 (Taxes), 3.13 (Employee Benefit Plans), 3.21 (Broker’s and Finders’ Fees), 3.24 (Board Approval), 3.28 (Third-Party Consents), 3.33 (Government Contracts) hereof and (b) matters involving fraud or intentional misrepresentation shall survive for a period equal to thirty (30) days following the statute of limitations for such matters; provided, further, that the agreements and obligations of the parties shall survive the Closing indefinitely.

10.2. Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by commercial delivery service, or mailed by registered or certified mail (return receipt requested) or sent via facsimile (with confirmation of receipt) to the parties at the following address (or at such other address for a party as shall be specified by like notice):

(a)	If to Acquiror or Merger Sub, to:
Argon ST, Inc. 12701 Fair Lakes Circle, Suite 800 Fairfax, VA 22033 Facsimile: (703) 322-0885 Attention: Chief Financial Officer

With a copy to:
Holland & Knight LLP 1600 Tysons Boulevard, Suite 700 McLean, Virginia 22102 Facsimile: (703) 720-8610 Attention: Michael M. Mannix, Esq.

(b)	If to Stockholders Representative, to:
Lindsey McClure 6696 Mesa Ridge Road, Suite A San Diego, CA 92121 Facsimile: (619) 294-7379

With a copy to:
Richard W. Sweat, Esq. 600 West Broadway, Suite 1100 San Diego, CA 92101 Facsimile: (619) 231-9593

10.3. Interpretation. When a reference is made in this Agreement to exhibits, such reference shall be to an Exhibit to this Agreement unless otherwise indicated. The words “include,” “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation.” The phrases “the date of this Agreement,” “the date hereof,” and terms of similar import, unless the context otherwise requires, shall be deemed to refer to the date first written above. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

10.4. Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

10.5. Entire Agreement; Nonassignability; Parties in Interest. This Agreement and the documents and instruments and other agreements specifically referred to herein or delivered pursuant hereto, including the Exhibits and the Schedules, including the SDRC Disclosure Schedule: (a) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof; (b) are not intended to confer upon any other person any rights or remedies hereunder; and (c) shall not be assigned by operation of law or otherwise except as otherwise specifically provided.

10.6. Severability. In the event that any provision of this Agreement, or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

10.7. Remedies Cumulative. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy.

10.8. Governing Law. This Agreement shall be governed by and construed in accordance with the Laws of the State of Delaware without reference to such state’s principles of conflicts of law. Except for the matters set forth in Section 9.8 (Resolution of Conflicts; Arbitration) of this Agreement, each of the parties hereto irrevocably consents to the exclusive jurisdiction of any court located within the County of San Diego, State of California, in connection with any matter based upon or arising out of this Agreement or the matters contemplated herein, agrees that process may be served upon them in any manner authorized by the Laws of the State of California for such persons and waives and covenants not to assert or plead any objection which they might otherwise have to such jurisdiction and such process. The prevailing party in any such dispute shall be entitled to recover its reasonable attorney’s fees and costs in addition to any other damages.

10.9. Rules of Construction. The parties hereto agree that they have been represented by counsel during the negotiation, preparation and execution of this Agreement and, therefore, waive the application of any Law, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

10.10. Index of Definitions. The following terms, as used in this Agreement, have the meanings given to them in the section or place indicated:

Term Section or Place Where Defined

Acquiror	Preamble

Acquiror Defended Claim	Section 9.9(b)

Acquiror Disclosure Schedule	Introduction to Article IV

Acquiror Indemnitees	Section 9.2

Acquisition Proposal	Section 6.1

Action	Section 3.7

Affiliated Group	Section 3.12(b)(i)

Agreement	Preamble

Basket Amount	Section 9.4

Cap Amount	Section 9.4

Certificate of Merger	Section 1.2

Certificates	Section 2.3(a)

Closing	Section 1.2

Closing Date	Section 1.2

Closing Date Balance Sheet	Section 2.6

Code	Section 3.12(b)(ii)

Common Stock	Section 3.2

Confidential Information	Section 3.10(g)

Confidentiality Agreement	Section 6.4

Consent	Section 6.15(a)

Damages	Section 9.1

DGCL	Recitals

Dissenting Shares	Section 2.5

Effective Time	Section 1.2

Environmental Laws	Section 3.11(a)(i)

Equity Holders	Section 2.1

ERISA	Section 3.13(a)

ERISA Affiliate	Section 3.13(a)

Escrow Agent	Section 9.1

Escrow Agreement	Section 6.7

Escrow Fund	Section 9.1

Escrow Period	Section 9.5

Expense Funds	Section 2.7(c)

Facilities	Section 3.11(a)(iv)

Financial Statements	Section 3.4(a)

Government Bid	Section 3.32(m)(i)

Government Contract	Section 3.32(m)(ii)

Governmental Entity	Section 3.3

Hazardous Materials	Section 3.11(a)(ii)

Indemnifiable Matters	Section 9.1

Indemnified Claim	Section 9.9(a)

knowledge	Introduction to Article III

Laws	Section 3.12(a)

Liens	Section 3.2

material	Introduction to Article III

Material Adverse Effect	Introduction to Article III

Material Contracts	Section 3.26

Merger	Recitals

Merger Consideration	Section 2.1

Merger Sub	Preamble

Non-Prevailing Party	Section 9.8(c)

Officer’s Certificate	Section 9.6

Option Amendment and Release Agreements	Section 2.4

Order	Section 3.7

Permits	Section 3.33

Principal Stockholders	Preamble

Pro Rata Portion	Section 2.2(a)

Property	Section 3.11(a)(iii)

Retention Bonuses	Section 6.11

SDRC	Preamble

SDRC Authorizations	Section 3.8

SDRC Balance Sheet	Section 3.6

SDRC Balance Sheet Date	Section 3.5

SDRC Disclosure Schedule	Introduction to Article III

SDRC Employee Plans	Section 3.13(a)

SDRC Intellectual Property	Section 3.10(a)

SDRC Stock	Recitals

Special Claims	Section 2.7(b)

Special Claims Funds	Section 2.7(b)

Stockholders	Recitals

Stockholders Representative	Section 2.7(a)

Surviving Corporation	Section 1.1

Tax	Section 3.12(b)(iii)

Tax Return	Section 3.12(b)(iv)

Tax Sharing Agreements	Section 3.12(a)

Taxing Authority	Section 3.12(b)(v)

Third Party Intellectual Property Rights	Section 3.10(b)

Transaction Documents	Section 3.3

Transaction Expenses	Section 2.1

(Signatures on following pages.)

IN WITNESS WHEREOF, the parties have caused this Agreement and Plan of Merger to be executed and delivered by their respective officers thereunto duly authorized, all as of the date first written above.

ACQUIROR:

Argon ST, Inc.,
a Delaware corporation

By:
Terry L. Collins, Ph.D.
Chief Executive Officer and President

MERGER SUB:

Argon ST Merger Sub, Inc.,

a Delaware corporation

By:
Terry L. Collins, Ph.D.
Chief Executive Officer and President

SDRC:

SAN DIEGO RESEARCH CENTER, INCORPORATED,
a Delaware corporation

By:
Lindsey S. McClure
President

Signatures continue on following page.

STOCKHOLDERS REPRESENTATIVE:

By:

Lindsey McClure

PRINCIPAL STOCKHOLDERS:

By:

Lindsey McClure, Individually

By:

Thomas Seay, Individually

By:

Harry B. Lee, Trustee of the

HBL AND BVL TRUST

DATED 5/6/2005, RESTATED

11/15/2005